Execution Version

ASSET PURCHASE AGREEMENT

by and among

AES Ohio Generation, LLC and The Dayton Power and Light Company
as Seller Parties

and

Dynegy Zimmer, LLC and Dynegy Miami Fort, LLC

as Buyers

Dated as of April 21, 2017

___________________________________________

Section 5.6	Indebtedness	29
Section 5.7	Real Property and Personal Property	29
Section 5.8	Assumed Contracts	29
Section 5.9	Compliance with Applicable Law	29
Section 5.10	Tax Matters	29
Section 5.11	Brokerage Fees and Commissions	30

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF BUYER		30

Section 6.1	Organization and Good Standing	30
Section 6.2	Authority Relative to this Agreement; Enforceability	32
Section 6.3	Governmental Consents and Approvals	31
Section 6.4	Legal Proceedings	31
Section 6.5	Brokerage Fees and Commissions	31
Section 6.6	Opportunity for Independent Investigation	31
Section 6.7	Sufficiency of Funds	32

ARTICLE 7 COVENANTS OF THE PARTIES		32

Section 7.1	Conduct of Business Pending the Closing	32
Section 7.2	Certain Actions by the Parties	33
Section 7.3	Public Statements	34
Section 7.4	Tax Matters	35
Section 7.5	Transfer Tax Exemption Certificates	37
Section 7.6	Casualty Loss	37
Section 7.7	Required Regulatory Approvals and Consent Filings	37
Section 7.8	Post-Closing Payments	38
Section 7.9	Facility Books and Records	38

ARTICLE 8 LIMITED SURVIVAL; INDEMNIFICATION		39

Section 8.1	Limited Survival Seller Ind3emnification Obligation	39
Section 8.2	Seller Indemnification Obligation	39
Section 8.3	Buyer Indemnification Obligation	40
Section 8.4	Limitations of Liability	40
Section 8.5	Notice; Duty to Mitigate	41
Section 8.6	Procedure with Respect to Third Party Claims	41
Section 8.7	"As Is" Sale	43

ARTICLE 9 TERMINATION		44

Section 9.1	Methods of Termination	45
Section 9.2	Effect of Termination	45

Section 9.3	Specific Performance	45

ARTICLE 10 MISCELLANEOUS PROVISIONS		46

Section 10.1	Amendment and Waivers	46
Section 10.2	Notices	46
Section 10.3	Assignment; No Third-Party Beneficiaries	47
Section 10.4	Counterparts	47
Section 10.5	Entire Agreement	47
Section 10.6	Governing Law; Jurisdiction	47
Section 10.7	No Construction Against Drafting Party	48
Section 10.8	Severability	48
Section 10.9	Cumulative Remedies	48
Section 10.10	Expenses	48
Section 10.11	Bulk Sales Laws	49

Exhibits

Exhibit A	Form of Assignment and Assumption Agreements
Exhibit B	Form of Bills of Sale
Exhibit C	Form of Deeds
Exhibit D	Form of FIRPTA Affidavits
Exhibit E	Form of Termination Agreement
Exhibit F	Buyer Guaranty
Exhibit G	Seller Guaranty

Schedules

Schedule 1.1(a)    Budget / Capital Projects
Schedule 3.1(a)    Purchase Price
Schedule 3.1(b)    Adjustment Methodology
Schedule 4.7        Agreements to be Terminated

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of April 21, 2017, is entered into by and among (i) The Dayton Power and Light Company, an Ohio corporation (“DP&L”), and AES Ohio Generation, LLC, an Ohio limited liability company (“AES Ohio”), on the one hand, and (ii) Dynegy Zimmer, LLC, a Delaware limited liability company (“Zimmer Buyer”), and Dynegy Miami Fort, LLC, a Delaware limited liability company (“MF Buyer” and together with Zimmer Buyer, the “Buyers” and each, individually, a “Buyer”), on the other hand. AES Ohio, DP&L and each Buyer are herein referred to individually as a “Party” and collectively as the “Parties.” Prior to the consummation of the Restructuring (as defined below), DP&L shall be deemed to be “Seller” as used herein and, from and after the consummation of the Restructuring and notification by DP&L to Buyers of same prior to Closing (unless otherwise determined by DP&L in its sole discretion pursuant to Section 2.1), AES Ohio shall be deemed to be “Seller” as used herein.
W I T N E S S E T H
WHEREAS, DP&L owns, among other things, an undivided interest (the “Zimmer Interest”) in the Wm. H. Zimmer Generating Station, an approximately 1,338 megawatt coal-fired electric generating plant located on a site in Moscow, Ohio, together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities (whether owned or leased) used for the receipt of fuel and water and the delivery of the electrical and potential steam output of said generating plant, and all other improvements related to the ownership, operation and maintenance of said generating plant and associated equipment (the “Zimmer Facility”) and certain other assets associated therewith;
WHEREAS, DP&L owns, among other things, an undivided interest (the “MF Interest” and together with the Zimmer Interest, the “Interests”) in Miami Fort Unit 7 and Miami Fort Unit 8, two electric generating plants located in North Bend, Ohio, together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities (whether owned or leased) used for the receipt of fuel and water and the delivery of the electrical and potential steam output of said generating plant, and all other improvements related to the ownership, operation and maintenance of said generating plant and associated equipment (the “MF Facility” and together with the Zimmer Facility, the “Facilities” and each, individually, a “Facility”) and certain other assets associated therewith;
WHEREAS, DP&L and Zimmer Buyer are currently parties to the Amended and Restated Operation Agreement, dated November 13, 2013, among Dynegy Zimmer, LLC (as successor to Duke Energy Zimmer, LLC, successor to Duke Energy Ohio, Inc.), AEP Generation Resources Inc. (as successor to Ohio Power Company) and DP&L, as amended from time to time, regarding the ownership and operation of the Zimmer Facility (the “Zimmer Co-Owner Agreement”);
WHEREAS, DP&L and MF Buyer are currently parties to (a) the Miami Fort Unit 7 Operation Agreement, dated May 1, 1975, between Dynegy Miami Fort, LLC (as successor to Duke Energy Ohio, Inc., successor to The Cincinnati Gas & Electric Company) and DP&L, as amended (the “MF 7 Co-Owner Agreement”), and (b) the Miami Fort Unit 8 Operation Agreement, dated

February 22, 1978, between Dynegy Miami Fort, LLC (as successor to Duke Energy Ohio, Inc., successor to The Cincinnati Gas & Electric Company) and DP&L, as amended (the “MF 8 Co-Owner Agreement” and together with the MF 7 Co-Owner Agreement, the “MF Co-Owner Agreements” and together with the Zimmer Co-Owner Agreement, the “Co-Owner Agreements”);
WHEREAS, Zimmer Buyer is the current operator of the Zimmer Facility and MF Buyer is the current operator of the MF Facility;
WHEREAS, DP&L has made a filing with FERC seeking approval (the “Restructuring FERC Approval”) with respect to the divestiture by DP&L of its Ohio generation assets (including the Acquired Assets, Excluded Assets, Assumed Liabilities and Excluded Liabilities (each as defined below)) to AES Ohio as described in the Application for Authorization Under Section 203 of the Federal Power Act and Request for Waivers, Docket No. EC16-173-000 (filed Aug. 25, 2016) of DP&L and AES Ohio (the “Restructuring”);
WHEREAS, concurrently with the execution and delivery of this Agreement Dynegy Inc., a Delaware corporation (the “Buyer Guarantor”), is executing and delivering to DP&L and AES Ohio (as applicable) a guaranty, substantially in the form set forth in Exhibit F attached hereto, pursuant to which, and subject to the terms and conditions thereof, the Buyer Guarantor has guaranteed all of the obligations of Buyers hereunder (the “Buyer Guaranty”); and
WHEREAS, Buyers desire to purchase and assume, and DP&L or AES Ohio (as applicable) desires to sell and convey, respectively, the Interest in the Facilities and the other Acquired Assets that DP&L or AES Ohio (as applicable) owns, upon the terms and subject to the conditions hereinafter set forth.
NOW, THEREFORE, for and in consideration of the foregoing recitals and the respective representations, warranties, covenants and agreements of the Parties set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties, intending to be legally bound, do hereby agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.1    Definitions. As used in this Agreement, the following terms have the meanings specified in this Section 1.1.
“1954 Code” has the meaning set forth in Section 7.4(e)(i).
“Acid Rain Allowances” means SO2 Allowances issued to or held by Seller (or Seller’s Affiliates) under the Federal Acid Rain program (40 C.F.R. 72) with respect to the Facilities.
“Acquired Assets” has the meaning set forth in Section 2.2.
“Action” means any Claim, action, lawsuit, investigation, condemnation or other proceeding, whether civil or criminal, at Law or in equity by or before any Governmental Authority or any arbitration proceeding.

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“Adjustment Amount” means the aggregate amount calculated and set forth in the Adjustment Amount Statement, which can be either a positive or a negative number, equal to (i) the Pre-Paid Amount, minus (ii) the Outstanding Fuel and O&M Costs, minus (iii) the Outstanding Prorated Property Taxes, plus (iv) the Extraordinary Costs. The Pre-Paid Amount, the Outstanding Fuel and O&M Costs and the Outstanding Prorated Property Taxes shall exclude any duplication of charges, expenses, Liabilities, obligations or other amounts so that each charge, expense, Liability, obligation or other amount shall be factored only once in the calculation of the Adjustment Amount.
“Adjustment Amount Statement” has the meaning set forth in Section 3.2(a).
“Adjustment Methodology” has the meaning set forth in Section 3.1(b).
“AEP” means AEP Generation Resources Inc.
“AES Ohio” has the meaning set forth in the preamble.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlled by, controlling or under common control with, such Person. For purposes of this definition, the concepts of control, controlling and controlled mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or ownership interests, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Ancillary Agreements” means the Deeds, the Bills of Sale, the Assignment and Assumption Agreements, and any other instruments of sale, transfer, conveyance, assignment or assumption as may be required to convey the Acquired Assets in accordance with this Agreement.
“Assignment and Assumption Agreements” means the agreements between Buyers, as applicable, and Seller pursuant to which, among other things, Seller shall assign, and Buyers, as applicable, shall assume, the Assumed Contracts, substantially in form set forth in Exhibit A attached hereto.
“Assumed Contracts” has the meaning set forth in Section 2.2(e).
“Assumed Liabilities” has the meaning set forth in Section 2.4.
“Assumed Real Property Contracts” has the meaning set forth in Section 2.2(b).
“Base Purchase Price” has the meaning set forth in Section 3.1(a).
“Bills of Sale” means the bills of sale by which the title to the Personal Property included in the Acquired Assets shall be conveyed by Seller to Buyers, substantially in form set forth in Exhibit B attached hereto.
“Bonds” means, collectively, the Series 2006 Bonds, the Series 2015 A Bonds, and the Series 2015 B Bonds.

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“Business” means the business, as conducted as of the date hereof, of owning, operating and maintaining the Facilities and the Sites and delivering electric energy and ancillary services from the Facilities and all other activities incidental thereto.
“Business Day” means any day other than a Saturday, a Sunday or any other day on which banks located in New York, New York generally are authorized or required by applicable Law to close.
“Buyer” or “Buyers” has the meaning set forth in the preamble.
“Buyer Disclosure Schedule” means the disclosure schedule delivered by Buyers to Seller at the time of execution of this Agreement.
“Buyer Fundamental Representations and Warranties” has the meaning set forth in Section 8.1(c).
“Buyer Guaranty” has the meaning set forth in the recitals.
“Buyer Guarantor” has the meaning set forth in the recitals.
“Buyer Indemnified Party” has the meaning set forth in Section 8.2.
“Cash and Cash Equivalents” means all of Seller’s cash, checking account balances, marketable securities, certificates of deposits, time deposits, bankers’ acceptances, commercial paper and government securities and other cash equivalents.
“Casualty Loss” has the meaning set forth in Section 7.6.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
“Claim” means any claim, demand, lawsuit, proceeding, arbitration or governmental investigation.
“Closing” has the meaning set forth in Section 4.1.
“Closing Cash Consideration” has the meaning set forth in Section 3.1(b).
“Closing Date” has the meaning set forth in Section 4.1.
“Co-Owner Agreements” has the meaning given to it in the recitals.
“Code” means the Internal Revenue Code of 1986, as amended.
“Consent” means any consent, approval, ratification, waiver or other authorization required under the terms, conditions or provisions of any Assumed Contracts.

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“Contract” means any written contract, agreement, lease, license, purchase order, evidence of indebtedness, indenture, note, bond, mortgage, deed of trust or other legally binding commitment or arrangement, excluding Permits.
“CSAPR Allowances” means SO2 Group 1 allowances, NOx annual allowances, and NOx seasonal allowances issued under the Cross-State Air Pollution Rule with respect to the Facilities.
“Deductible” has the meaning set forth in Section 8.4(a).
“Deeds” means the limited warranty deeds duly executed by Seller and duly acknowledged, which conveys to Buyers (i) Seller’s fee simple title to the Owned Real Property and (ii) all of Seller’s right, title and interest in and to the Other Real Property Interests, which shall be in substantially the form attached hereto as Exhibit C and in a form suitable for recording in the applicable recording office(s).
“DP&L” has the meaning set forth in the preamble.
“Effective Time” means 12:01 a.m. EST time on the Closing Date.
“Emissions Agreement” means that certain Acid Rain Program and Cross-State Air Pollution Rule Emission Allowances and Agreement of Representation for Generating Stations and Units Commonly-Owned by and between two or more of Dynegy Conesville, LLC, Dynegy Miami Fort, LLC, Dynegy Zimmer, LLC, Dynegy Killen, LLC, Dynegy Stuart, LLC, The Dayton Power and Light Company and AEP Generation Resources Inc., dated May 4, 2015, as amended from time to time.
“Emission Allowances” means, collectively, all environmental credits, offsets and allowances issued under the federal Clean Air Act (42 U.S.C. § 7401 et seq.), any applicable emission budget programs, or any other state, regional or federal emission trading program, and specifically includes NOx Allowances and SO2 Allowances under the Federal Acid Rain program (40 C.F.R. 72), the CAIR NOx Annual Trading Program (40 C.F.R. 96, subpart AA), the CAIR SO2 Trading Program (40 C.F.R. 96, subpart AAA), the Cross-State Air Pollution Rule, and any approved rules or regulations implementing these provisions.
“Encumbrances” means any mortgages, deeds of trust, hypothecations, pledges, assessments, liens, security interests, leases, adverse claims, levies, charges, easements, restrictive covenants, encroachments, charges, options, rights of first refusal, rights of first offer or other encumbrances of any nature, or any conditional sale contracts, title retention contracts, or other contract to give any of the foregoing.
“Environmental Law” means any and all Laws or Permits relating to pollution or occupational health or safety or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including those relating to emissions, Releases or threatened Releases into or impacting the environment, or otherwise relating to the management, possession, presence, manufacture, generation, processing, distribution, use, treatment, recycling, storage, disposal, transport, sale, offer for sale, distribution or Handling of

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Hazardous Materials. For the avoidance of doubt, “Environmental Law” includes CERCLA, RCRA, the Emergency Planning and Community Right-to-Know Act, as amended, the Occupational Safety and Health Act as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, the Superfund Amendments and Reauthorization Act, as amended, the Oil Pollution Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Toxic Substances Control Act, as amended, any regulations promulgated under such statutes, and any state and local Laws related to, analogous to, or implementing such acts.
“Environmental Liabilities” means any and all Liabilities (a) incurred or imposed (i) pursuant to any order, notice of responsibility or violation, directive, injunction, judgment, or similar act (including settlements) by any Governmental Authority to the extent arising out of or under Environmental Laws or Environmental Permits; or (ii) pursuant to any Claim or cause of action by a Governmental Authority or other third Person for violations of, or liabilities arising under, any Environmental Law or Environmental Permit or for personal injury, property damage, damage to natural resources, or remediation or response costs to the extent arising out of or attributable to any violation of, or any remedial obligation under any Environmental Law or Environmental Permit; or (b) otherwise arising under or related to any Environmental Law or Environmental Permit, or any Environmental Matters.
“Environmental Matters” means (i) the Handling of Hazardous Materials on, prior to or after the Closing Date either in, on, under or from any Sites or Facilities (or otherwise relating in any way to any Acquired Assets) including the effects of such Handling of Hazardous Materials on resources, Persons or real or personal property within or outside the boundaries of any Site or Facility, (ii) the presence or Release of Hazardous Materials in, on or under any Site or Facility regardless of when and how the Hazardous Materials came to rest at, on or under such Site or Facility, (iii) the failure on, prior to or after the Closing Date of any Site or Facility or any operations of the Buyer in relation to the Acquired Assets to be in compliance with any Environmental Laws, (iv) any actual or potential liability pursuant to CERCLA, RCRA or any similar Environmental Laws related to any Release or threatened Release of Hazardous Materials in any way related to the Acquired Assets, (v) any failure of Buyers to satisfy their obligations set forth in Section 7.2(c)(iii) of this Agreement, and (vi) any other act, omission or condition existing with respect to any Acquired Assets existing or occurring on, prior to or after the Closing Date which give rise to liability under any Environmental Laws.
“Environmental Permits” means all Permits required by any Governmental Authority under or in connection with any Environmental Law.
“Estimated Adjustment Amount” has the meaning set forth in Section 3.1(b).
“Excluded Assets” has the meaning set forth in Section 2.3.
“Excluded Liabilities” has the meaning set forth in Section 2.5.
“Execution Date” means the date of the execution and delivery of this Agreement by the Parties, which is specified in the preamble.

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“Extraordinary Costs” means Seller’s share (determined as provided in Schedule 3.1(b)) of any capital and operations and maintenance expenditures in respect of the Facilities that have been paid by Seller after the Execution Date and exceed by more than 10% the most recently approved capital budget or operations and maintenance budget, as applicable, for the applicable operating year attached hereto as Schedule 1.1(a).
“Facilities” has the meaning set forth in the recitals.
“Facility Books and Records” means any and all files, documents, instruments, books and records owned by Seller on the Closing Date relating exclusively to the Business, the Sites, the Acquired Assets or the operation, maintenance and condition of the Facilities, including papers, tapes, microfilms, photographs, letters, title policies, supplier lists, regulatory filings, technical documentation, user documentation, external and internal correspondence (including correspondence with contractors, customers, suppliers and vendors), on-Site accounting records, budgets, ledgers, journals, operating and engineering data, design plans, drawings and operating, safety and maintenance manuals.
“Federal Power Act” means the Federal Power Act of 1935, as amended, and the rules and regulations promulgated thereunder.
“FERC” means the Federal Energy Regulatory Commission, or any successor agency thereto.
“FERC Approval” means the approval issued by FERC under Section 203 of the Federal Power Act with respect to the transactions contemplated hereby.
“FIRPTA Affidavit” means the Foreign Investment in Real Property Tax Act Certification and Affidavit, substantially in form set forth in Exhibit D attached hereto.
“Forced Outage” means an unplanned outage of one or more components of the Facilities that results in a reduction or cessation of electric energy available at the point of delivery.
“Fuel Agreement” means that certain Fuel Communication and Allocation of Fuel Gains and Losses Agreement by and among DP&L, MF Buyer, Zimmer Buyer, Dynegy Conesville, LLC, Dynegy Killen, LLC, Dynegy Stuart, LLC, and AEP Generation Resources Inc., dated as of August 30, 2011, as amended.
“Fuel Costs” means those costs associated with the ownership and operation of the Facilities that have historically been included on the monthly fuel invoices developed by the Buyers and presented to DP&L in accordance with the Fuel Agreement.
“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.
“General Enforceability Exceptions” means those exceptions to enforceability due to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the

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enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity).
“Governmental Authority” means (a) the federal government of the United States, (b) any state, county, municipality, or other governmental subdivision within the United States, (c) any executive, legislative or judicial court, department, commission, board, bureau, agency, or other instrumentality of the federal government of the United States, (d) any quasi-governmental or regulatory organization (such as NERC) that has been delegated authority by any executive, legislative or judicial court, department, commission, board, bureau, agency or other instrumentality of the federal government of the United States or of any state, county, municipality, or other governmental subdivision within the United States, and (e) any foreign government.
“Handling of Hazardous Materials” means the production, use, generation, Release, storage, treatment, formulation, processing, labeling, distribution, introduction into commerce, registration, transportation, reclamation, recycling or other handling or disposition of Hazardous Materials.
“Hazardous Materials” means (a) any petroleum, petroleum products, petroleum breakdown products, petroleum byproducts, coal combustion residuals, radioactive materials, toxic mold, asbestos in any form, urea formaldehyde foam insulation, radon, and polychlorinated biphenyls; (b) any chemicals, materials or substances which are now defined as or included in the definition of “Hazardous Materials,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” “dangerous wastes” or words of similar meaning and regulatory effect under any applicable Environmental Law; or (c) any other chemical, material, substance or waste which is prohibited, limited or regulated under any Environmental Law.
“Indebtedness” means (a) all indebtedness for borrowed money, (b) all obligations for the deferred purchase price of assets, property or services (other than trade payables, accrued compensation or similar obligations incurred in the ordinary course of business), (c) all obligations evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property, (e) all obligations under capital leases, (f) all obligations as an account party under acceptance, letter of credit or similar facilities, (g) all obligations under any currency, interest rate or other hedge agreement or any other hedging arrangement, (h) all guarantee, support or keep well obligations in respect of obligations of the kind referred to in clauses (a) through (g) above, and (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned by Seller, whether or not Seller has assumed or become liable for the payment of such obligation.
“Indemnified Party” means a Seller Indemnified Party or a Buyer Indemnified Party.
“Indemnifying Party” means Seller indemnifying the Buyer Indemnified Parties pursuant to Section 8.2 or Buyers indemnifying the Seller Indemnified Parties pursuant to Section 8.3.
“Independent Accounting Firm” has the meaning set forth in Section 3.2(b).

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“Insurance Policies” means all material insurance policies, including property, general liability, product liability, and umbrella insurance policies, maintained in connection with the Facilities.
“Intellectual Property” means the following intellectual property rights, both statutory and common law rights, if applicable: (a) copyrights, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress, and registrations and applications for registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents, and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, that gives a competitive advantage.
“Interests” has the meaning set forth in the recitals.
“Interim Period” means the period from the date of this Agreement until the earlier of (i) the Closing and (ii) the termination of this Agreement in accordance with its terms.
“Inventory” has the meaning set forth in Section 2.2(g).
“IRS” means the United States Internal Revenue Service, and any successor agency thereto.
“Knowledge” means (i) with respect to Seller, the actual knowledge of any fact, circumstance or condition without investigation or inquiry, by the individuals listed in Section 1.1(b) of the Seller Disclosure Schedule on the Closing Date, and (ii) with respect to Buyer, the actual knowledge of any fact, circumstance or condition without investigation or inquiry, by the individuals listed in Section 1.1(b) of the Buyer Disclosure Schedule on the Closing Date.
“Laws” means any statute, law, treaty, rule, code, common law, ordinance, regulation, treatise, certificate or order of any Governmental Authority, or any judgment, decision, decree, injunction, writ, order or like action of any court, arbitrator or other Governmental Authority, including each Environmental Law, and any Permit of any Governmental Authority.
“Lease” or “Leases” means all leases affecting the Sites and to which Seller is a party as lessee, sublessee, tenant, subtenant or in a similar capacity as set forth in Section 5.7(a)(i) of the Seller Disclosure Schedule.
“Leased Real Property” means each parcel of real property that is the subject of any Lease and used in connection with the operation of the Facilities, the address or legal description of each of which is set forth in Section 5.7(a)(ii) of the Seller Disclosure Schedule.
“Liabilities” means any Indebtedness, liabilities, commitments or obligations of any kind, character or nature whatsoever (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

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“Loss” means, with respect to any Person, any and all Liabilities, Claims, Taxes, damages, fines, penalties, judgments, deficiencies, losses and expenses, including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of any Claim, whether involving Claims solely between the Parties or by a third party against a Party, and excluding any punitive, special or consequential damages, lost profits or diminution in value (based on multiple of earnings or otherwise).
“Material Adverse Effect” means (a) any effect, change, occurrence, development, event or circumstance that, individually or in the aggregate, is materially adverse to the financial condition or results of operations of Seller’s Interest in the Business, the Acquired Assets or the Assumed Liabilities taken as a whole, or (b) a material adverse effect on Seller’s ability to consummate the transactions under this Agreement; provided, however, that none of the following shall be deemed in itself, or in any combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect under clause (a) above:
(i)    effects, changes, occurrences, developments, events or circumstances that affect the national, regional, state or local electric generating, transmission or distribution industry as a whole (including legal and regulatory changes), and economic or political conditions or events, circumstances, changes or effects affecting the financial or securities markets;
(ii)    changes in the design or pricing of the wholesale or retail electric power and natural gas markets (including any change in the forward reserve markets, day-ahead markets, real-time markets, ancillary services markets, emissions markets or capacity auctions);
(iii)    changes in the national, regional, state or local markets for the type of fuel used at the Facilities;
(iv)    changes in the national, regional, state or local electric transmission or distribution systems or standards of any organization to which any of the Facilities is subject or abides by (such as PJM and NERC) or rules of any independent system operator;
(v)    changes in the general national, regional, state or local economic or financial conditions;
(vi)    any change in general regulatory or political conditions, including any outbreak or escalation of hostilities or the declaration by the United States of a national emergency or war or acts of war or any acts of terrorism or any international or domestic calamity or crisis or political event, or changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared);
(vii)    strikes, work stoppages or other labor disturbances;

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(viii)    increases in the costs of commodities, services, equipment, materials or supplies, including fuel or consumables, or changes in the price of energy, capacity or ancillary services;
(ix)    the effects of weather or meteorological events;
(x)    changes in Law, accounting requirements or regulatory policies adopted or approved by any Governmental Authority, or changes in the interpretation thereof as such relate to Seller, and any adoption, implementation, promulgation, issuance, repeal, modification, reinterpretation, or proposal of any applicable Law, accounting requirement or regulatory policy; and
(xi)    the announcement, pendency, or consummation of the transactions contemplated by this Agreement (including any decrease in customer demand, any reduction in revenues, or any disruption in suppliers or similar relationships as a result thereof);
provided, that such items shall only be excluded to the extent that any such effect, change, occurrence, development, event or circumstance does not have a disproportionately adverse impact on any Facility, any Site, the Business, the Acquired Assets or the Assumed Liabilities in relation to facilities in PJM;
provided, further that any such effect, change, occurrence, development, event or circumstance shall not be deemed to result in a Material Adverse Effect to the extent attributable to or arising out of the gross negligence of, or for the direct consequences of the willful misconduct or fraudulent acts of, either Buyer (or their Affiliates).
“MF Buyer” has the meaning set forth in the preamble.
“MF Co-Owner Agreements” has the meaning set forth in the recitals.
“MF 7 Co-Owner Agreement” has the meaning set forth in the recitals.
“MF 8 Co-Owner Agreement” has the meaning set forth in the recitals.
“MF Facility” has the meaning set forth in the recitals.
“MF Interest” has the meaning set forth in the recitals.
“MF Site” means the parcels of land included in the Owned Real Property, the Leased Real Property and the Other Real Property relating to the MF Facility.
“NERC” means the North American Electric Reliability Corporation, or any successor entity thereto.
“Notice of Disagreement” has the meaning set forth in Section 3.2(a).

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“O&M Costs” means costs associated with the ownership and operation of the Facilities that have historically been prepared by the Buyers and presented to DP&L pursuant to the Co-Owners Agreements.
“Organizational Documents” means (a) with respect to a corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any other entity, any charter, certificate or similar document adopted or filed in connection with the creation, formation or organization of such entity; and (c) any amendment to any of the foregoing.
“Other Real Property” means each instrument pursuant to which Seller has a license, easement or right to use or occupy any land, buildings, structures, improvements, fixture or other interest in real property (excluding Owned Real Property and Leased Real Property) and which is appurtenant to, or used in connection with the operation of the Facilities, including all off-Site easements necessary for or used in the Business, a list of each of which is set forth in Section 5.7(a)(iii) of the Seller Disclosure Schedule.
“Other Real Property Interests” means, collectively, the Other Real Property and Seller’s interests therein.
“Outage Costs” means all capital costs incurred by the Buyers in connection with the capital projects identified by the project numbers on Schedule 1.1(a).
“Outside Date” has the meaning set forth in Section 9.1(a)(ii).
“Outstanding Fuel and O&M Costs” means an aggregate amount, which will be set forth on the Adjustment Amount Statement, equal to Seller’s share (determined as provided in Schedule 3.1(b)) of (i) Fuel Costs for which Seller has not remitted payment to Buyers pursuant to Section 7.1(b) as of the Closing, plus (ii) O&M Costs for which Seller has not remitted payment to the Buyers pursuant to Section 7.1(b) as of the Closing; provided that O&M Costs shall not include any Extraordinary Costs.
“Outstanding Prorated Property Taxes” means an aggregate amount, which will be set forth on the Adjustment Amount Statement, of Seller’s (and any predecessor’s) prorated share (determined as provided in Schedule 3.1(b)) of any accrued but unpaid ad valorem property Taxes associated with the operation of the Facilities or the Acquired Assets attributable to the pre-Closing portion of the taxable period that includes the Closing Date.
“Owned Real Property” means each parcel of real property owned in fee by Seller and used in connection with the operation of the Facilities, a legal description of each of which is set forth in Section 5.7(a)(iv) of the Seller Disclosure Schedule.
“Party” has the meaning set forth in the preamble.
“Permits” means all permits, approvals, variances, licenses, franchises, identification numbers and other governmental authorizations, and consents and approvals.

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“Permitted Encumbrances” means collectively (a) liens for Taxes or other governmental charges or assessments not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which reserves in conformity with GAAP have been provided on the books of Seller, (b) builders’, mechanics’, carriers’, workers’, warehousemens’, repairers’ and other similar liens and rights arising or incurred in the ordinary course of business for amounts not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which reserves in conformity with GAAP have been provided on the books of Seller, (c) zoning restrictions and other land use and environmental regulations by any Governmental Authorities, (d) utility company franchises, (e) such other Encumbrances which do not secure Indebtedness and do not materially detract from the value or transferability of, or materially interfere with the present use of, the Acquired Assets, (f) all covenants, restrictions, conditions, and easements on the Sites and other matters that are disclosed on the title insurance policies (or commitments therefor) insuring the Sites and any surveys of the Sites, in each case listed in Section 5.7(a)(v) of the Seller Disclosure Schedule, other than, as of Closing, the Encumbrances to be removed pursuant to Section 4.3(e), and (g) the Encumbrances listed in Section 5.7(a)(vi) of the Seller Disclosure Schedule.
“Person” means a natural person, partnership, corporation, limited liability company, proprietorship, business trust, joint stock company, trust, unincorporated association, joint venture, an association, Governmental Authority or other entity or organization.
“Personal Property” has the meaning set forth in Section 2.2(c).
“PJM” means PJM Interconnection, L.L.C.
“Pollution Control Facilities” has the meaning set forth in Section 7.4(e)(i).

“Pre-Closing Period” means all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any taxable year or other taxable period beginning on or before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date.
“Pre-Paid Amount” means an amount equal to (i) Seller’s ownership share (determined as provided in Schedule 3.1(b)) of the book value at the Closing of the following inventories associated with the Facilities: coal, fuel oil, lime, limestone, and materials and supplies, plus (ii) Seller’s ownership share (determined as provided in Schedule 3.1(b)) of the pre-paid pension assets associated with the Facilities as of the Closing Date, minus (iii) Seller’s ownership share (determined as provided in Schedule 3.1(b)) of the underfunded other post-employment benefits (OPEB) associated with the Facilities as of the Closing Date, plus or minus (iv) Seller’s ownership share (determined as provided in Schedule 3.1(b)) of a prorated pre-paid or prorated unpaid property insurance premium for any insurance policies maintained with respect to the Facilities, plus (v) amounts paid by Seller to the Buyers prior to Closing as set forth in Schedule 3.1(b) with respect to Outage Costs not yet completed or unitized and in operations; provided that such Outage Costs shall not include any Extraordinary Costs.
“Purchase Price” has the meaning set forth in Section 3.1.

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“Purchase Price Allocation” has the meaning set forth in Section 3.3.
“RCRA” means the Resource Conservation and Recovery Act of 1976, as amended.
“REC Agreement” means that certain Renewable Energy Credit Allocation Agreement by and among The Dayton Power and Light Company, Duke Energy Ohio, Inc., and AEP Generation Resources Inc., dated as of January 21, 2014, as amended from time to time.
“Release” means any release, spill, emission, leak, injection, deposit, disposal, discharge, dispersal, leaching, abandonment, pumping, pouring, emptying, dumping, or allowing to escape or migrate into or through the environment (including ambient air, surface water, groundwater, wetlands, land surface, subsurface strata, or the indoor environment), including the disposal or abandonment of containers, tanks or other receptacles.
“Releasor” has the meaning set forth in Section 8.8.
“Representatives” of a Party means the Party and its Affiliates and their respective directors, officers, employees, agents, partners, advisors (including accountants, counsel, environmental consultants, financial advisors and other authorized representatives) and parents and other controlling Persons.
“Required Regulatory Approvals” means collectively (i) FERC Approval; and (ii) such other filings or approvals required by any Governmental Authority for the Parties to consummate the transactions under this Agreement as set forth in Section 1.1(c) of the Seller Disclosure Schedule.
“Restoration Cost” has the meaning set forth in Section 7.6.
“Restructuring” has the meaning set forth in the recitals.
“Restructuring FERC Approval” has the meaning set forth in the recitals.
“Seller Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyers at the time of execution of this Agreement.
“Seller” has the meaning set forth in the preamble.
“Seller Fundamental Representations and Warranties” has the meaning set forth in Section 8.1(b).
“Seller Guaranty” means the guaranty to be delivered by DPL Inc., if applicable, at the Closing substantially in the form attached hereto as Exhibit G.
“Seller Indemnified Parties” has the meaning set forth in Section 8.3.
“Series 2006 Bonds” means the $100,000,000 State of Ohio Collateralized Air Quality Development Revenue Bonds, Series 2006 Series A (The Dayton Power and Light Company Project).

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“Series 2015 A Bonds” means the $100,000,000 State of Ohio Collateralized Air Quality Development Revenue Refunding Bonds, Series 2015 Series A (The Dayton Power and Light Company Project).

“Series 2015 B Bonds” means the $100,000,000 State of Ohio Collateralized Air Quality Development Revenue Refunding Bonds, Series 2015 Series B (The Dayton Power and Light Company Project).

“Sites” means the MF Site and the Zimmer Site.
“Solid Waste Disposal Facilities” has the meaning set forth in Section 7.4(e)(i).
“Tax” or “Taxes” means any and all taxes, assessments, duties, levies or other governmental charges in the nature of a tax including all U.S. federal, state, local foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, commercial activities, transfer, sales, use, value added, occupation, property, excise, severance, payments or fees in lieu of taxes, payments pursuant to a tax increment financing or similar agreement, windfall profits, stamp, payroll, social security, withholding and other taxes, assessments, duties, levies or other similar governmental charges (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, interest and penalties relating to such taxes and any liability for such amounts as a result of (a) being a transferee or successor member of a combined, consolidated, unitary or affiliated group, or (b) a contractual obligation to indemnify any Person (other than a contractual obligation the primary purpose of which does not relate to Taxes that was entered into in the ordinary course of business).
“Tax Claim” has the meaning set forth in Section 8.6(e).
“Tax Return” means any return, statement, form, report or similar declaration with respect to Taxes which is required to be filed with any Taxing Authority, including any schedule or attachment thereto, and including any amendment thereof.
“Taxing Authority” means, with respect to any Tax, any United States federal, state, county or municipal or other local or any foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.
“Termination Agreement” has the meaning set forth in Section 4.7.
“ThirdParty Environmental Claim” has the meaning set forth in Section 8.6(d).
“Transfer Taxes” means any and all realty transfer, sales, use, stamp, conveyance, value added, recording, excise, and other similar Taxes, if any, together with all recording or filing fees, notarial fees and other similar costs of the Closing, that may be imposed upon, or payable, collectible or incurred in connection with the transfer of the Acquired Assets to Buyers or otherwise as a result

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of the transfer of the Acquired Assets hereunder; provided, however, that this definition of “Transfer Taxes” shall not include any transfer or other Taxes imposed as a result of or attributable to the Restructuring.
“Zimmer Buyer” has the meaning set forth in the preamble.
“Zimmer Co-Owner Agreement” has the meaning set forth in the recitals.
“Zimmer Facility” has the meaning set forth in the recitals.
“Zimmer Interest” has the meaning set forth in the recitals.
“Zimmer Site” means the parcels of land included in the Owned Real Property, the Leased Real Property and the Other Real Property relating to the Zimmer Facility.
Section 1.2    Interpretation. In construing this Agreement:
(a)    all references in this Agreement to an “Article,” “Section,” “subsection,” “Exhibit,” or “Schedule” shall be to an Article, Section, subsection, Exhibit, or Schedule of this Agreement, unless the context states otherwise;
(b)    unless the context otherwise states, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof;
(c)    whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural;
(d)    the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions;
(e)    all accounting terms used but not defined herein have the meanings given to them under GAAP as consistently applied.
(f)    if the time for performing an obligation under this Agreement expires on a day that is not a Business Day, the time shall be extended until that time on the next Business Day;
(g)    each Exhibit and Schedule to this Agreement is a part of this Agreement, and should be construed together;
(h)    the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof;
(i)    references to a law, rule, regulation, contract, agreement, or other document mean that law, rule, regulation, contract, agreement, or document as amended, modified, or supplemented, if applicable, in accordance with the terms of this Agreement; and

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(j)    references to sums of money are expressed in the lawful currency of the United States, and “$” refers to U.S. Dollars.
ARTICLE 2
PURCHASE AND SALE
Section 2.1    Seller Restructuring. Following receipt of the Restructuring FERC Approval and prior to the Closing, DP&L shall transfer its Interest in the Facilities, including the Acquired Assets, Excluded Assets, Assumed Liabilities and Excluded Liabilities, to AES Ohio and shall cause the consummation of the Restructuring, and shall provide evidence of same to Buyers. From and after the consummation of the Restructuring and notice by DP&L to Buyers of same, AES Ohio shall be deemed “Seller” for all purposes of this Agreement; provided, that DP&L in its sole discretion may waive the condition set forth in Section 4.5(f) and in the event the Restructuring is not consummated and DP&L exercises such waiver, DP&L shall continue to be deemed “Seller” for all purposes of this Agreement. Notwithstanding the foregoing, DP&L agrees that in no event shall the Restructuring or such assignment and assumption impact Buyers’ rights under this Agreement or expand Buyers’ obligations. If the Restructuring is consummated, Seller shall deliver at the Closing to Buyers the Seller Guaranty.
Section 2.2    Acquired Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to the MF Buyer and the Zimmer Buyer, respectively, and applicable Buyer shall purchase, acquire and assume from Seller, all of Seller’s Interests in and to the following assets, properties, rights and interests, free and clear of all Encumbrances (other than Permitted Encumbrances) (the “Acquired Assets”) (with respect to the MF Buyer, the Acquired Assets relating to the MF Interest, MF Facility and MF Site, and with respect to the Zimmer Buyer, the Acquired Assets relating to the Zimmer Interest, Zimmer Facility and Zimmer Site):
(a)    the Sites and the Facilities;
(b)    those easements and other Contracts relating to the Sites set forth in Section 2.2(b) of the Seller Disclosure Schedule (“Assumed Real Property Contracts”);
(c)    the machinery, equipment, vehicles, furniture, Inventory and other personal property used primarily in connection with the operation of, or for consumption at, the Facilities or the Sites, including any property purchased but not yet located at the Facilities or the Sites (collectively, “Personal Property”);
(d)    all Permits and Environmental Permits relating to the Sites and the Facilities;
(e)    the Contracts set forth in Section 2.2(e) of the Seller Disclosure Schedule (collectively with the Assumed Real Property Contracts, the “Assumed Contracts”);
(f)    any Facility Books and Records in the possession of Seller to the extent the information therein is not duplicative of Facility Books and Records already in possession of Buyer as an existing partial owner;

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(g)    any and all inventory items used for the Business, including: consumables; lubricants, chemicals, fluids, lubricating oils, fuel oil, filters, fittings, connectors, seals, gaskets, hardware, wire and other similar materials; maintenance, shop and office supplies; replacement, spare or other parts; tools, special tools or similar equipment; and similar items of movable property and other materials located at or in transit to, or held for use at the Facilities or the Sites or used in connection with the Facilities or the Sites (collectively, “Inventory”);
(h)    all rights of Seller to use and sell electricity, capacity or ancillary services with respect to the Facilities for the period commencing after the Effective Time;
(i)    except as set forth in Section 2.3(h), all Intellectual Property related to the Sites or Facilities or used in connection with the Business;
(j)    (1) all Acid Rain Allowances for calendar year 2018 and subsequent years and, for calendar year 2017, a pro-rata share of Acid Rain Allowances based on the number of days within 2017 before and after Closing; and (2) to the extent that Seller’s accounts hold CSAPR Allowances for 2017 and subsequent years relating to the Facilities, all such CSAPR Allowances, which Buyer shall receive subject to the obligation to remit as of the appropriate compliance date sufficient CSAPR Allowances to cover Seller’s share of the applicable emissions for the pre-Closing period;
(k)    the rights which, if not for the transactions contemplated herein, would have accrued to Seller in and to any causes of action, Claims (including rights under Insurance Policies to proceeds, refunds or distributions thereunder paid after the Closing Date) and defenses against third parties (including indemnification and contribution) relating to and to the extent of any Acquired Assets or Assumed Liabilities arising after the Closing Date;
(l)    all unexpired warranties, indemnities and guaranties made or given by manufacturers, overhaulers, assemblers, refurbishers, vendors and service providers and other comparable third parties to the extent relating to the Facilities, the Sites or the Acquired Assets (but excluding those warranties, indemnities and guarantees related to any Excluded Assets), whether provided in connection with the purchase of equipment or entered into independently of such purpose;
(m)    except as provided in Section 2.3(e) (with respect to the period prior to the Effective Time), the PJM capacity sales listed in Section 2.2(m) of the Seller Disclosure Schedule and all PJM capacity sales entered into by Seller after the Execution Date with respect to its Interest;
(n)    except as provided in Section 2.3, all other assets, rights and interests used exclusively in relation to or in connection with the Facilities; and
(o)    any and all claims of Seller (and any predecessor) for refunds or credits of any ad valorem property Taxes attributable to the Acquired Assets for the taxable period that includes the Closing Date;

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provided, however, that the Acquired Assets shall not include the Excluded Assets.
Section 2.3    Excluded Assets. Notwithstanding any provision herein to the contrary, the assets, properties, rights and interests of Seller not specifically defined as Acquired Assets pursuant to Section 2.2 (collectively, the “Excluded Assets”) are expressly excluded from the purchase and sale contemplated hereby and as such are not included in the Acquired Assets and shall remain the property of Seller after the Closing, including the following assets:
(a)    any Contracts to which Seller is a party which are not specifically identified as Assumed Contracts, including those set forth in Section 2.3(a) of the Seller Disclosure Schedule;
(b)    all Tax Returns of Seller (and any predecessor) and work papers relating thereto;
(c)    any and all of Seller’s rights in any Contract or arrangement representing an intercompany transaction, agreement or arrangement between Seller and an Affiliate of Seller, whether or not such transaction, agreement or arrangement relates to the provision of goods or services, payment arrangements, or intercompany charges or balances;
(d)    all Cash and Cash Equivalents;
(e)    all rights of Seller in electricity generated at the Facilities prior to the Effective Time, including any and all PJM RPM capacity revenues with respect to such generation, and all rights of Seller to revenues from ancillary services provided from the Facilities prior to the Effective Time;
(f)    any and all claims of Seller (and any predecessor) for refunds or credits of Taxes related to the ownership, operation, maintenance or use of the Acquired Assets with respect to any Pre-Closing Period, other than with respect to any refunds or credits of ad valorem property Taxes attributable to the Acquired Assets for the taxable period that includes the Closing Date;
(g)    all rights to causes of action, proceedings, judgments, claims, demands, deposits, prepayments, refunds and rights of recovery, set off or recoupment of any kind that Seller may have against any Person to the extent related to any Excluded Asset or Excluded Liability;
(h)    all Intellectual Property of the type set forth in clauses (a) and (b) of the definition thereof of Seller related to the Sites or Facilities or used in connection with the Business (other than the trade names “Zimmer” and “Miami Fort”), and all Intellectual Property of Sellers not related to the Sites or Facilities or used in connection with the Business;
(i)    all proprietary information and know-how located within Seller’s offices or held by Seller or its Affiliates’ employees; and
(j)    all tangible assets located at any Seller facility or office other than the Facilities.
Section 2.4    Assumed Liabilities. On the terms and subject to the conditions set forth herein, at the Closing, Seller shall assign to Buyers, and MF Buyer and Zimmer Buyer shall assume and satisfy or perform (with the MF Buyer assuming liabilities that relate to the MF Facility and

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the Zimmer Buyer assuming liabilities that relate to the Zimmer Facility) all past, present and future Liabilities, including Environmental Liabilities, of Seller (and any predecessor) to the extent arising from, or related to, the Acquired Assets or the operation or retirement of the Facilities, including such Liabilities related to periods prior to the Closing; provided, that MF Buyer and Zimmer Buyer shall not assume, and Seller shall retain, the Excluded Liabilities. The Liabilities to be assigned to and assumed by Buyers pursuant to this Section 2.4 are collectively referred to as the “Assumed Liabilities”. Without limitation, such Assumed Liabilities include:
(a)    all Liabilities of Seller (and any predecessor) arising under the Assumed Contracts relating to the period from and after the Closing;
(b)    all Environmental Liabilities of Seller (and any predecessor), including all Third-Party Environmental Claims and all Liabilities of Seller (and any predecessor) relating to any Environmental Law or Hazardous Materials, and all reclamation Liabilities, in each case, irrespective of whether the condition, occurrence, action or non-action giving rise to the Environmental Liability arose prior to or after the Closing;
(c)    all Liabilities of Seller (and any predecessor) in respect of the Acquired Assets for any third party claims, causes of action, proceedings, judgments, or demands, to the extent they do not arise from the gross negligence of Seller or as a direct consequence of the willful misconduct or fraudulent acts of Seller; provided, for the avoidance of doubt, this clause (c) shall not apply to any Environmental Liabilities or Third-Party Environmental Claims, which are addressed exclusively in clause (b) above;
(d)    all Liabilities of Seller (and any predecessor) in respect of Taxes attributable to the Acquired Assets for taxable periods, or portions thereof, beginning after the Closing Date, including any Transfer Taxes (other than Seller’s allocable portion of the Transfer Taxes pursuant to Section 7.4(a)), but excluding any transfer or other Taxes as a result of or attributable to the Restructuring; and
(e)    all costs incurred with respect to deliveries made on and after the Closing Date under Contracts to purchase or transport coal or other fuel, irrespective of when such Contracts were executed, and including any price adjustments that are the result of Claims that are not known to Seller as of the Execution Date, irrespective of the period of deliveries subject to such Claims.
Section 2.5    Excluded Liabilities. Notwithstanding the provisions of Section 2.5, Buyers shall not assume the following Liabilities of Seller (and any predecessor) (collectively, the “Excluded Liabilities”), which shall remain the exclusive responsibility of Seller, or its Affiliates, as applicable:
(a)    any Liability or Taxes of Seller (and any predecessor) or any of its Affiliates in respect of or otherwise arising from the Excluded Assets or other assets of Seller that are not Acquired Assets;
(b)    any Liability (including Seller’s allocable portion of the Transfer Taxes pursuant to Section 7.4(a)) of Seller (and any predecessor) or any of its Affiliates arising from the

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execution, delivery or performance of this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby;
(c)    any Liability of Seller (and any predecessor) in respect of Taxes attributable to the ownership, operation, maintenance or use of the Acquired Assets with respect to any Pre-Closing Period, other than any ad valorem property Taxes attributable to the Acquired Assets for the taxable period that includes the Closing Date;
(d)    any Liability of Seller or any predecessor of Seller or its affiliates for any (i) Indebtedness (including any Taxes resulting therefrom) of the types set forth in clause (a) of the definition thereof (and, to the extent applicable to such clause (a) thereof, clause (i) thereof), and (ii) of any other category of Indebtedness unless expressly an Assumed Liability and not an Excluded Liability;
(e)    any Liability of Seller to the extent arising from the breach or default by Seller of any Assumed Contract prior to the Closing;
(f)    the Liabilities listed in Section 2.5(e) of the Seller Disclosure Schedule; and
(g)    all Liabilities of Seller (and any predecessor) as a result of or attributable to the Restructuring (including any Taxes resulting therefrom).
ARTICLE 3
PURCHASE PRICE; PURCHASE PRICE ADJUSTMENT
Section 3.1    Purchase Price.
(a)    In consideration of the sale, assignment, conveyance, transfer and delivery of the Acquired Assets to the Buyers as of the Closing, in addition to the assumption by the Buyers of the Assumed Liabilities, each Buyer shall pay to Seller its proportionate share as set forth on Schedule 3.1(a) of the aggregate purchase price of fifty million dollars ($50,000,000) in cash (the “Base Purchase Price”) plus the Adjustment Amount (if such amount is a positive number) or minus the absolute value of the Adjustment Amount (if such amount is a negative number), as adjusted pursuant to Section 3.2 (the “Purchase Price”).
(b)    No later than five (5) Business Days prior to the Closing Date, the Buyers shall prepare and deliver to Seller an estimated Adjustment Amount Statement, which shall set forth Buyers’ good faith estimate of the Adjustment Amount (the “Estimated Adjustment Amount”) and each of its components and which shall be prepared in accordance with the accounting, valuation, pro-ration, and other methodologies, practices and policies set forth on Schedule 3.1(b) (the “Adjustment Methodology”). The Base Purchase Price plus the Estimated Adjustment Amount, if the Estimated Adjustment Amount is a positive number, or minus the absolute value of the Estimated Adjustment Amount, if the Estimated Adjustment Amount is a negative number, is referred to herein as the “Closing Cash Consideration”.

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Section 3.2    Purchase Price Adjustment.
(a)    As soon as reasonably practical after the Closing Date, but in any event within sixty (60) days thereafter, the Buyers shall prepare and deliver to Seller a statement (the “Adjustment Amount Statement”) setting forth Buyers’ good faith calculation of the Adjustment Amount, including the Pre-Paid Amount, the Outstanding Fuel and O&M Costs, the Extraordinary Costs, and the Outstanding Prorated Property Taxes, together with reasonably detailed supporting information. Buyers shall prepare the Adjustment Amount Statement in accordance with the Adjustment Methodology as set forth on Schedule 3.1(b). Seller shall have forty-five (45) days from the date of its receipt of the Adjustment Amount Statement to review the Adjustment Amount Statement as to the calculation and amount of the Adjustment Amount reflected thereon. The Buyers shall provide to Seller and its accountants and Representatives reasonable access to all work papers, documentation and data prepared or used by Buyers and their representatives in connection with preparation of the Adjustment Amount Statement. Within forty-five (45) days after Seller’s receipt of the Adjustment Amount Statement, Seller shall notify the Buyers in writing if Seller disagrees with all or any portion of the Adjustment Amount Statement (the “Notice of Disagreement”). If the Buyers do not receive a Notice of Disagreement within such 45-day period, it shall be deemed that Seller has accepted the Adjustment Amount Statement with respect to all items set forth therein as of the expiration of such 45-day period.
(b)    If Seller disagrees with all or any portion of the Buyers’ calculation of the Adjustment Amount set forth in the Adjustment Amount Statement, the Notice of Disagreement delivered by Seller pursuant to Section 3.2(a) shall specify Seller’s calculation of the Adjustment Amount and shall specify in reasonable detail the items or amounts as to which Seller disagrees and the nature and extent of such disagreement. Seller shall be deemed to have agreed with all other items and amounts contained in the Adjustment Amount Statement and the Adjustment Amount. The Buyers and Seller shall have a period of thirty (30) days from the Buyers’ receipt of a Notice of Disagreement to negotiate in good faith to resolve any disagreement specified therein. Any disputed amounts that cannot be agreed to by the Buyers and Seller within thirty (30) days after the Buyers’ receipt of a Notice of Disagreement shall be determined by a nationally recognized independent accounting firm mutually agreed to by the Buyers and Seller (the “Independent Accounting Firm”). The engagement of and the determination by the Independent Accounting Firm shall be completed within thirty (30) days after such assignment is given to the Independent Accounting Firm. The Independent Accounting Firm shall review only those items set forth on the Adjustment Amount Statement and Notice of Disagreement that are in dispute and to resolve the dispute with respect to such items. The Independent Accounting Firm shall determine, based solely on written materials submitted by the Buyers and Seller and their respective representatives, and not by independent review, only those items in dispute and shall render a written report as to the Independent Accounting Firm’s determination on the dispute. The Adjustment Amount Statement and the Adjustment Amount (as agreed upon by the Parties or as finally determined by the Independent Accounting Firm pursuant to this Section 3.2(b), as the case may be) shall be final and binding on the Buyers and Seller. The fees and expenses payable to the Independent Accounting Firm in connection with determining the difference, if any, in the Adjustment Amount set forth in the Adjustment Amount Statement as finally

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determined pursuant to this Section 3.2(b) shall be borne fifty percent (50%) by the Buyers and fifty percent (50%) by Seller.
(c)    Within five (5) Business Days after the date on which the disputed items on the Adjustment Amount Statement required to determine the final Adjustment Amount are finally determined by the Independent Accounting Firm or agreed upon by the Buyers and Seller, the Buyers or Seller, as applicable, shall make the following adjustments: (i) if the difference of the Adjustment Amount (as so finally agreed or determined) minus the Estimated Adjustment Amount is a positive number, then the Buyers shall pay to Seller the amount of such difference in cash (by means of federal funds wire or interbank transfer in immediately available funds to an account designated by Seller in writing to the Buyers within two (2) Business Days after such acceptance (or deemed acceptance)), or (ii) if the difference of the Adjustment Amount (as so finally agreed or determined) minus the Estimated Adjustment Amount is a negative number, Seller shall pay to the Buyers the amount of the absolute value of such difference in cash (by means of federal funds wire or interbank transfer in immediately available funds to an account designated by the Buyers in writing to Seller within two (2) Business Days after such acceptance (or deemed acceptance)).
Section 3.3    Allocation of Purchase Price. No later than ninety (90) days following the final determination of the Adjustment Amount, Buyers shall prepare and deliver to Seller proposed allocation of the Purchase Price (and the Assumed Liabilities) among the Acquired Assets (the “Purchase Price Allocation”), which allocation shall be in accordance with the principles of Section 1060 of the Code and Treasury Regulations thereunder (and any similar provision of state, local, or non-US Law, as appropriate). If Seller objects to such proposed allocation by means of written notice delivered to Buyers within thirty (30) days following receipt of Buyers’ proposed allocation, Buyers and Seller shall negotiate in good faith and reasonably cooperate with each other for the fifteen (15) days thereafter to resolve such objections. If after fifteen (15) days of receipt of written comments from Seller, Buyers and Seller are unable to agree to a final allocation, any unresolved disputes or objection shall be submitted to the Independent Accounting Firm for resolution in accordance with Section 3.2, including for purposes of allocating responsibility for any related fees and expenses; provided that the Parties shall otherwise bear their own expenses with respect to the Purchase Price Allocation. The Independent Accounting Firm’s determination with respect to each disputed matter shall be final, conclusive and binding on the Parties. Seller and Buyers and their Affiliates shall report, act, and file Tax Returns (including IRS Form 8594) in all respects and for all purposes consistent with the Purchase Price Allocation as finalized. Buyers shall timely and properly prepare, execute, file, and deliver all such documents, forms and other information as Seller may reasonably request in preparing such allocation. Neither Seller nor Buyers shall take any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with Purchase Price Allocation (as finally determined pursuant to this Section 3.3), except as may be adjusted by subsequent agreement following an audit by the IRS (or by an applicable state or local Taxing Authority) or by court decision but only as may be adjusted following a “determination” (as such term is defined in Section 1313 of the Code). Notwithstanding the foregoing, nothing contained herein shall prevent a Party from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the final Purchase Price Allocation, and no Party shall be required to litigate before any court any proposed deficiency or adjustment by any

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Governmental Authority challenging the final Purchase Price Allocation. In the event that the Purchase Price Allocation (as finally determined pursuant to this Section 3.3) is disputed by any Taxing Authority, the Party receiving notice of such dispute shall reasonably promptly notify the other Party concerning the existence of such dispute and the Parties will consult in good faith as to how to resolve such dispute in a manner consistent with this Section 3.3. In the event of any adjustment to the Purchase Price (or Assumed Liabilities) hereunder, Buyers and Seller agree to adjust such the Purchase Price Allocation in a manner consistent with this Section 3.3 to reflect such adjustment and to file consistently any Tax Returns and reports required to be filed as a result of such Purchase Price (or Assumed Liabilities) adjustment. Notwithstanding anything contained herein to the contrary, the allocation of the Purchase Price to the Owned Real Property shall be determined between the Parties prior to the filing of the Ohio Real Property Conveyance Statement on the Closing Date.
Section 3.4    Withholding Rights. Buyers shall be entitled to deduct and withhold from the consideration otherwise payable to Seller pursuant to this Article 3, such amounts as they are required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law. Except with respect to any amounts required to be withheld as a result of Seller’s failure to provide a FIRPTA Affidavit pursuant to Section 4.3(c), Buyers shall (i) to the extent reasonably practicable, give Seller written notice at least fifteen (15) days prior to such deduction or withholding and (ii) reasonably cooperate with Seller to reduce or eliminate such deduction or withholding. To the extent that any such amounts are so deducted and withheld and paid over to the proper Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to Seller.
ARTICLE 4
THE CLOSING
Section 4.1    Time and Place of Closing. The closing of the transactions contemplated by this Agreement to effect the purchase and sale of the Acquired Assets (the “Closing”) shall occur at the offices of White & Case LLP, located at 1155 Avenue of the Americas, New York, New York 10036-2787, unless another place is agreed upon in writing by the Parties, on the tenth (10th) Business Day following the date on which the conditions set forth in this Article 4 have been satisfied or waived in writing (other than those conditions that by their terms shall be or must necessarily be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) or on such other date as the Parties hereto shall mutually agree (the “Closing Date”). Unless otherwise agreed, the Closing shall be effective for economic and accounting purposes as of 12:01 a.m. on the Closing Date and all actions scheduled in this Agreement for the Closing shall be deemed to have occurred simultaneously at such time.
Section 4.2    Payment of Purchase Price. Buyers shall pay or cause to be paid to Seller at the Closing an amount in United States Dollars in the aggregate equal to the Closing Cash Consideration by wire transfer of immediately available funds to the bank account or accounts designated by Seller in accordance with Seller’s prior written instructions to be provided to Buyers at least three (3) Business Days prior to the Closing.

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Section 4.3    Closing Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered to Buyers, the following:
(a)    the Deeds, the Bills of Sale and the Assignment and Assumption Agreements, each duly executed by Seller, in recordable form where appropriate, and each other Ancillary Agreement required to be delivered under this Agreement;
(b)    all Facility Books and Records in Seller’s possession to the extent the information therein is not duplicative of Facility Books and Records already in possession of Buyer as an existing partial owner;
(c)    the FIRPTA Affidavits;
(d)    any notices or other documents required by any Person to effect the transfer from Seller to Buyers (or their designee) of the Acid Rain Allowances, CSAPR Allowances relating to the Facilities to the extent within Seller’s accounts, Environmental Permits and other Permits to be sold, transferred, conveyed, assigned or delivered to Buyers pursuant to Section 2.2 and Section 7.2(c);
(e)    any instruments reasonably acceptable to Buyer which are necessary to remove from the Acquired Assets all Encumbrances securing Indebtedness of the type described in Section 2.5(d); and
(f)    such other agreements, documents, instruments and writings as required to be delivered by Seller on or prior to the Closing Date pursuant to or in order to effect the transactions contemplated in this Agreement.
Section 4.4    Closing Deliveries by Buyers. At the Closing, Buyers will execute and deliver, or cause to be executed and delivered, the following, unless otherwise specifically stated:
(a)    the Assignment and Assumption Agreements and each other Ancillary Agreement required to be delivered under this Agreement, each duly executed by Buyers and in recordable form where appropriate;
(b)    such other agreements, documents, instruments and writings as are required to be delivered by Buyers on or prior to the Closing Date pursuant to or in order to effect the transactions contemplated in this Agreement; and
(c)    if Seller’s accounts contain no CSAPR Allowances for 2017 or in subsequent years and such CSAPR Allowances are held in accounts controlled by Buyers, then Buyers shall retain an amount of CSAPR Allowances sufficient to meet Seller’s share of emissions incurred during the pre-Closing period, and shall transfer to Seller any remaining CSAPR Allowances for 2017 attributable to Seller’s ownership share determined as follows: Seller’s ownership share of CSAPR Allowances held in accounts controlled by Buyers, pro-rated by the number of days pre- and post- Closing, minus Seller’s share of emissions incurred during the pre-Closing period.

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Section 4.5    Conditions Precedent to Closing Obligations of Seller. The obligation of Seller to proceed with the Closing contemplated hereby is subject to the satisfaction or waiver by Seller on or prior to the Closing Date of all of the following conditions:
(a)    Buyers shall have delivered the Closing Cash Consideration to Seller by wire transfer in immediately available funds;
(b)    Buyers shall have delivered to Seller each of the documents described in Section 4.4;
(c)    (i) the representations and warranties of Buyers set forth in the Buyer Fundamental Representations and Warranties shall be true and correct in all respects except for de minimis inaccuracies, as of the Closing Date as though made on and as of the Closing Date, and (ii) the representations and warranties of Buyers contained in Article 6 of this Agreement (other than those set forth in clause (i) above) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period), except, in each case, to the extent that the failure of such representations and warranties to be so true and correct would not materially adversely affect the performance of Buyers’ obligations hereunder. Buyers shall have, in all material respects, performed and complied with all covenants and agreements required to be performed or complied with by Buyers on or prior to the Closing Date;
(d)    all Required Regulatory Approvals shall have been obtained, made or given, and shall be in full force and effect;
(e)    no preliminary or permanent injunction or other order or decree by any Governmental Authority which prohibits, restricts or otherwise limits the consummation of the transactions contemplated hereby, including the sale of the Acquired Assets, shall have been issued and remain in effect and no statute, rule or regulation shall have been enacted and remain in effect by any Governmental Authority which prohibits, or restricts or otherwise limits the consummation of the transactions contemplated hereby, including the sale of the Acquired Assets; and
(f)    the Restructuring FERC Approval shall have been obtained and shall be in full force and effect and the Restructuring shall have been consummated.
Section 4.6    Conditions Precedent to Closing Obligations of Buyers. The obligation of Buyers to proceed with the Closing contemplated hereby is subject to the satisfaction or waiver by Buyers on or prior to the Closing Date of all of the following conditions:
(a)    Seller shall have delivered to Buyers each of the documents described in Section 4.3;
(b)    (i) the representations and warranties of Seller set forth in the Seller Fundamental Representations and Warranties shall be true and correct in all respects except for de minimis

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inaccuracies as of the Closing Date as though made on and as of the Closing Date, and (ii) the other representations and warranties of Seller contained in this Agreement shall be true and correct (without giving effect to “material,” “materiality” or “Material Adverse Effect” qualifiers within such representations and warranties) as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Seller shall have, in all material respects, performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date;
(c)    all Required Regulatory Approvals shall have been obtained, made or given, and shall be in full force and effect;
(d)    no preliminary or permanent injunction or other order or decree by any Governmental Authority which prohibits, restricts or otherwise limits the consummation of the transactions contemplated hereby, including the sale of the Acquired Assets, shall have been issued and remain in effect and no statute, rule or regulation shall have been enacted and remain in effect by any Governmental Authority which prohibits, or restricts or otherwise limits the consummation of the transactions contemplated hereby, including the sale of the Acquired Assets; and
(e)    since the Execution Date, there shall not have occurred and be continuing a Material Adverse Effect.
Section 4.7    Termination Agreement. (a) At Closing, each Party shall execute a termination and release agreement (the “Termination Agreement”) in substantially the form set forth in Exhibit E attached hereto, which agreement shall terminate with respect to each other Party all of the agreements related to the MF Facility and the Zimmer Facility set forth on Schedule 4.7 and release each other Party and its Affiliates and Representatives from any and all Claims of the other Party with respect to any rights, duties and obligations under such agreements against each other Party. Schedule 4.7 may be modified or supplemented by mutual written agreement of the Parties prior to the Closing.
(b) The Parties will use good faith efforts to obtain the release of Seller under the Zimmer Co-Owner Agreement from AEP at the Closing; provided that neither Party shall be required to provide any compensation or incur any liability in order to obtain such release.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents and warrants to Buyers as follows:
Section 5.1    Organization; Qualification. DP&L is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and AES Ohio is a limited

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liability company duly organized, validly existing and in good standing under the laws of the State of Ohio. Seller has all requisite power and authority to own, lease and operate its properties and to carry out its business as is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, except where the failure to be so qualified, would not, individually or in the aggregate, have a Material Adverse Effect.
Section 5.2    Authority Relative to this Agreement; Enforceability.
(a)    DP&L and AES Ohio each have the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements, the performance by DP&L and AES Ohio of their obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by DP&L and AES Ohio.
(b)    This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by DP&L and AES Ohio. Assuming that this Agreement and the Ancillary Agreements constitute valid and binding agreements of Buyers, this Agreement and the Ancillary Agreements constitute valid and binding agreements of DP&L and AES Ohio, enforceable against DP&L or AES Ohio in accordance with their respective terms, except as such enforceability may be limited by the General Enforceability Exceptions.
Section 5.3    Governmental Consents and Approvals. Except as set forth in Section 5.3 of the Seller Disclosure Schedule, no material consent, approval or authorization of or filing with any Governmental Authority is required to be obtained or made by Seller in connection with the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which Seller is a party and the consummation of the transactions contemplated hereby.
Section 5.4    No Violation. Except as set forth in Section 5.4 of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement or the Ancillary Agreements to which Seller is a party, nor the performance by Seller of its obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby will (a) violate, conflict with or constitute a default under the Organizational Documents of Seller, (b)  violate, conflict with or result in a breach of, constitute a default under, or give rise to any rights of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Assumed Contract or any other material Contract by which Seller is bound, (c) violate any Laws applicable to Seller or by which any of its assets and properties is bound or any Permit relating to the Acquired Assets or (d) result in the creation of any Encumbrance on the Acquired Assets, other than Permitted Encumbrances.
Section 5.5    Legal Proceedings. Except as set forth in Section 5.5 of the Seller Disclosure Schedule, there is no material Action pending, or to Seller’s Knowledge, threatened in writing against Seller, with respect to the Acquired Assets or Assumed Liabilities.

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Section 5.6    Indebtedness. Seller has not incurred any Indebtedness that remains outstanding and is secured by an Encumbrance on the Sites, the Facilities or the other Acquired Assets and that will remain in effect after the Closing.
Section 5.7    Real Property and Personal Property.
(a)    Except as set forth in Section 5.7(a) of the Seller Disclosure Schedule, Seller has good and marketable title to, or valid leasehold interests in the Owned Real Property, Leased Real Property and Other Real Property Interests, in each case free and clear of all Encumbrances except for Permitted Encumbrances.
(b)    Seller has good, marketable and valid title to all other Acquired Assets, in each case free and clear of all Encumbrances except for Permitted Encumbrances.
Section 5.8    Assumed Contracts. Seller is not a party to any Contract relating to the Acquired Assets or Assumed Liabilities other than the Assumed Contracts. Each of the Assumed Contracts constitutes a legal, valid and binding obligation of Seller and, to Sellers’ Knowledge, of the other parties thereto and Seller is not in default thereunder and to Seller’s Knowledge no other Party (excluding Buyers) is in default thereunder.
Section 5.9    Compliance with Applicable Law. Except as set forth in Section 5.9 of the Seller Disclosure Schedule, Seller is in compliance in all material respects with all Laws to the extent specifically applicable to its Interests in the Facilities or the other Acquired Assets. Seller is not in default of any material order, decree or judgment of any Governmental Authority or arbitrator related to its interests in the Acquired Assets and there are no unsatisfied judgments against Seller related to its interests in the Acquired Assets.
Section 5.10    Tax Matters.
Except as set forth in Section 5.10 of the Seller Disclosure Schedule:
(a)    Seller has duly and timely filed or caused to be filed (taking into account any valid extensions of the time for filing), with the appropriate Taxing Authority, all material Tax Returns that are required to be filed by Seller in respect of the Acquired Assets. All material Taxes due and payable in respect of the Acquired Assets have been timely paid in full.
(b)    No audit or other examination by a Taxing Authority has been proposed in writing with respect to the Acquired Assets that has not been closed or resolved. Since January 1, 2015, Seller has not received any written notice from a Taxing Authority (other than notices distributed to taxpayers generally or notices also received by any Buyer) relating to any issue that would reasonably be expected to materially increase Tax liability of Buyers with respect to the Acquired Assets for a taxable period (or portion thereof) beginning after the Closing Date.
(c)    As of the Closing Date, Seller (A) has not entered into a Contract or waiver or been requested to enter into a Contract or waiver extending any statute of limitations relating to the payment or collection of non-income Taxes with respect to the Acquired Assets that has

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not yet expired, or (B) is presently contesting non-income Tax liability with respect to the Acquired Assets before any Taxing Authority.
(d)    All material Taxes that Seller is (or was) required by Law to withhold or collect with respect to the Acquired Assets in connection with amounts paid or owing to any employee, independent contractor, creditor, equity holder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.
(e)    No written claim has ever been made by any Taxing Authority in a jurisdiction where Seller does not file Tax Returns with respect to the Acquired Assets that Seller is or may be subject to taxation by that jurisdiction with respect to the Acquired Assets.
(f)     Seller is not a “foreign person” within the meaning of Section 1445 of the Code.
(g)    There are no Encumbrances for Taxes on any of the Acquired Assets, except for Permitted Encumbrances.
(h)    Notwithstanding anything to the contrary in this Agreement, the representations and warranties of Seller with respect to Tax matters may only be relied upon for purposes of liability for taxable periods (or portions thereof) ending on or prior to the Closing Date. Nothing in this Section 5.10 or otherwise in this Agreement shall be construed as a representation or warranty with respect to (i) the liability of any Buyer for Taxes with respect to the Acquired Assets attributable to taxable periods (or portions thereof) beginning after the Closing Date or (ii) any Tax positions that any Buyer (or any of its Affiliates) may take in or in respect of a taxable period (or portion thereof) beginning after the Closing Date.
For purposes of this Section 5.10, all references to “Seller” shall include DP&L with respect to AES Ohio if the Restructuring is consummated.
Section 5.11    Brokerage Fees and Commissions. No broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF BUYER
Each Buyer, on a several basis (not jointly and severally), hereby represents and warrants to Seller as follows:
Section 6.1    Organization and Good Standing. Such Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Such Buyer has all requisite power and authority to own, lease and operate its properties and to carry out its business as is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, except where the failure to have such power and authority, or to be so qualified or in good standing, would not individually or in

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the aggregate, be reasonably likely to prevent or materially delay or impair such Buyer’s ability to consummate the transactions contemplated by this Agreement.
Section 6.2    Authority Relative to this Agreement; Enforceability.
(a)    Such Buyer has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements, the performance by such Buyer of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by such Buyer, and no other proceedings on the part of such Buyer are necessary to authorize this Agreement or the Ancillary Agreements, as applicable, or to consummate the transactions contemplated hereby and thereby.
(b)    This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by such Buyer. Assuming that this Agreement and the Ancillary Agreements constitute valid and binding agreements of Seller, this Agreement and the Ancillary Agreements constitute valid and binding agreements of such Buyer, enforceable against such Buyer in accordance with their respective terms, except as such enforceability may be limited by the General Enforceability Exceptions.
Section 6.3    Governmental Consents and Approvals. Except as set forth in Section 6.3 of the Buyer Disclosure Schedule, no material consent, approval or authorization or filing with any Governmental Authority is required to be made or obtained by the Buyers in connection with the execution and delivery by the Buyers of this Agreement and the Ancillary Agreements to which the Buyers are a party, the performance by the Buyers of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.
Section 6.4    Legal Proceedings. Except as set forth in Section 6.4 of the Buyer Disclosure Schedule, there is no Action pending, or to Buyers’ Knowledge, threatened in writing against Buyers, which could reasonably be expected to materially adversely affect the Buyers’ ability to perform its obligations hereunder.
Section 6.5    Brokerage Fees and Commissions. No broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyers.
Section 6.6    Opportunity for Independent Investigation. Such Buyer is an experienced and knowledgeable investor in the United States power generation and development business. Such Buyer has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of Seller. In entering into this Agreement, such Buyer has relied solely upon the representations, warranties and covenants contained herein and upon its own investigation and analysis of the Acquired Assets and Seller and the business conducted by Seller (such investigation and analysis having been performed by the Buyers or the Buyers’ Representatives), and such Buyer, except in the case of fraud, acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties

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or statements, whether oral or written, express or implied, made by Seller or any of Seller’s Representatives that are not expressly set forth in this Agreement.
Section 6.7    Sufficiency of Funds. The Buyers have, and will have at the Closing, access to sufficient cash or other sources of immediately available funds to enable them to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement. The Buyers know of no circumstances or condition that could reasonably be expected to prevent the availability at the Closing of such cash.
ARTICLE 7
COVENANTS OF THE PARTIES
Section 7.1    Conduct of Business Pending the Closing.
(a)    During the Interim Period, (i) Buyers shall use their respective commercially reasonable efforts to continue to operate the Acquired Assets in accordance with past practices and the Co-Owner Agreements and Fuel Agreement and (ii) except as otherwise contemplated by this Agreement or with the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed, the Buyers shall not make any material changes in their accounting systems, policies, principles or practices related to the Facilities or Seller’s ownership share of the Facilities, other than changes required by Law or changes which would not alter its methodology for valuing the assets comprising the Pre-Paid Amount or for calculating Facility-related costs and Seller’s share thereof.
(b)    During the Interim Period, the Buyers shall continue to provide monthly invoices with respect to Seller’s ownership share (determined pursuant to the Fuel Agreement and Operation Agreements) of the Fuel Costs, Outstanding Fuel and O&M Costs, Outage Costs, and Outstanding Prorated Property Taxes.
(c)    During the Interim Period, Seller shall (i) comply with its obligations under the Co-Owner Agreements and other Assumed Contracts and, except as contemplated by the Restructuring, otherwise continue to own the Acquired Assets in the ordinary course of business consistent with past practices and (ii) not create any Encumbrances on its Interests, except for Permitted Encumbrances.
(d)    The Parties acknowledge that, this Agreement is not intended to modify or amend in any way any of the provisions of the Co-Owner Agreements or Fuel Agreement, except as provided herein as of Closing.
(e)    During the Interim Period, Seller shall continue to participate in the Base Residual Auction for PJM capacity in the ordinary course of business consistent with past practice. Section 2.2(m) of the Seller Disclosure Schedule will be updated to reflect these transactions, following the result of this auction.

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Section 7.2    Certain Actions by the Parties.
(a)    Satisfaction of Closing Conditions. Each Party agrees to use all commercially reasonable efforts to satisfy the conditions to the Closing set forth in Section 4.5 and Section 4.6.
(b)    PJM Account. Seller shall use commercially reasonable efforts and take those actions and make all necessary steps in order to transfer any PJM accounts relating to the Interest as of Closing to the Buyer.
(c)    Emission Allowances.
(i)    Prior to the Closing Date, Seller shall transfer or cause to be transferred into the corresponding account of the Buyers the Acid Rain Allowances as set forth in Section 7.2 of the Seller Disclosure Schedule, including such Acid Rain Allowances needed to offset Seller’s share of emissions with respect to the Facilities under the Emissions Agreement prior to the Closing Date.
(ii)    During the Interim Period, the Parties shall comply with their obligations under the Emissions Agreement, and shall not sell or dispose of Emission Allowances that are (1) allocated or issued to Seller in connection to the Facilities prior to the Closing Date or (2) needed to offset Seller’s share of emissions with respect to the Facilities under the Emissions Agreement prior to the Closing Date; provided, however, that Seller may use Emission Allowances solely for its allocated pre-Closing ownership share of the Facilities in accordance with the Emissions Agreement.
(iii)    As of and after the Closing Date, the Buyers shall assume and be solely responsible for all of Seller’s obligations under the Emissions Agreement with respect to the Facilities, the Sites and the Acquired Assets, except with respect to any outstanding compliance obligations of Seller under the Emissions Agreement relating to the ownership and operation of the Facilities prior to the Closing Date. The Buyers shall cause all notices and other filings to be made with applicable Governmental Authorities in connection with the Buyers’ assumption of Seller’s interest in the Facilities and corresponding obligations relating to Emission Allowances. The Buyers shall indemnify, defend and hold harmless Seller from and against all Liabilities resulting from the Buyers’ failure to satisfy such obligations of Seller under the Emissions Agreement as set forth herein.
(iv)    As of and after the Closing Date, the Buyers shall assume all rights, duties and obligations of Seller arising under the REC Agreement with respect to the Facilities, the Sites and the Acquired Assets, except with respect to any RECs (as defined in the REC Agreement) generated prior to the Closing Date and allocable to Seller (which such RECs shall be allocated to Seller as provided in the REC Agreement).
(v)    The Parties shall reasonably cooperate to cause the Emissions Agreement and the REC Agreement to be amended to reflect the Buyers’ acquisition of Seller’s interest in the Facilities.

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(vi)    The Parties shall cooperate as necessary to reconcile any outstanding obligations of Seller and the Buyers accruing as of the Closing Date under, and in accordance with, the Emissions Agreement and the REC Agreement.
(vii)    The applicable Buyer shall submit the required Cross State Air Pollution Rule allowances (CSAPR SO2, CSAPR annual NOx, CSAPR Seasonal NOx) with respect to the emissions of the entire Facilities and Sites. For compliance periods including the year in which Closing occurs, such Buyer shall remit and retire sufficient CSAPR allowances sufficient to meet the emission allowance obligations of the entire Facilities and Sites.
(viii)    The Buyers shall also: (1) quantify the amount of the CSAPR emissions allowances that would be attributable to Seller’s ownership share pro-rated for the partial year of ownership; and (2) quantify the amount of CSAPR emissions attributable to Seller’s share of output during that same partial year of ownership. To the extent there is difference between the partial year ownership share and the partial year emissions output, a true-up shall be made as soon as reasonably practicable in the year following the Closing. For the avoidance of doubt, the computations for such a true-up will be made consistently with those made pursuant to the Acid Rain Program and Cross-State Air Pollution Rule Emission Allowances and Agreement of Representation for Generating Stations and Units Commonly-Owned by and between two or more of Dynegy Conesville, LLC, MF Buyer, Zimmer Buyer, Dynegy Killen, LLC, Dynegy Stuart, LLC, DP&L and AEP Generation Resources, Inc., dated May 4, 2015, as amended.
(d)    Fuel Agreement. As of and after the Closing Date, the Buyers shall assume all rights, duties and obligations of Seller arising under the Fuel Agreement with respect to the Facilities, the Sites and the Acquired Assets. After the Closing, Seller and each Buyer shall work in good faith to modify the Fuel Agreement to remove the MF Facility from the list of co-owned facilities to which the Fuel Agreement applies and to reflect Seller’s zero ownership share in the Zimmer Interest, respectively.
(e)    Title Insurance. Seller shall cooperate with the Buyers in Buyers’ efforts to obtain, at the Buyers’ sole cost and expense, a title insurance policy as of Closing with respect to the Interests, including by delivering customary affidavits as may be reasonably required by the Buyers’ title insurance company (and in such form reasonably acceptable to Seller) in issuing a title policy.
(f)    Seller Release. In the event that, with respect to the Zimmer Facility, the Zimmer Buyer acquires the interest of AEP in the Zimmer Facility prior to the Closing hereunder, at Buyers’ written request, Seller shall promptly deliver to Buyers, effective as of the closing of the Zimmer Buyer’s purchase from AEP, the release from obligations contemplated under Sections 6.14.7 and 6.14.8 of the Zimmer Co-Owner Agreement in a form reasonably acceptable to Seller, AEP and Zimmer Buyer.
Section 7.3    Public Statements. Unless otherwise required by applicable Law (based upon the reasonable advice of its counsel), no Party shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any

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news media without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.
Section 7.4    Tax Matters.
(a)    All Transfer Taxes with respect to the Zimmer Interest and the MF Interest shall be borne 50% by Seller and 50% by Zimmer Buyer and MF Buyer, respectively, and except as otherwise required by applicable Law, the relevant Buyer shall file all necessary Tax Returns and other documentation with respect to any such Transfer Taxes, and, if required by applicable Law, Seller shall join in the execution of any such Tax Returns.
(b)    With respect to any ad valorem property Taxes to be prorated in accordance with Section 3.2 that are the responsibility of Buyers, upon Seller’s receipt of any bills for such Taxes, Seller shall promptly forward copies of such Tax bills to the applicable Buyer and such Buyer shall timely pay any Taxes required to be paid thereunder.
(c)    Each of the Buyers, on the one hand, and Seller, on the other hand, shall provide the other with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, any audit or other examination by any Taxing Authority, or any judicial or administrative proceedings relating to Liability for Taxes with respect to the Acquired Assets, and each will retain and provide the requesting Party with any records or information reasonably relevant to such Tax Return, audit, or examination, proceedings or determination. Any information obtained pursuant to this Section 7.4(c) or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the Parties hereto, unless otherwise required by applicable Law.
(d)    The Buyers shall remit to Seller any refund or credit of Taxes, if and when actually received by the Buyers, to the extent such refund or credit is attributable to Taxes with respect to the Acquired Assets for any Pre-Closing Period, other than refunds or credits of any ad valorem property Taxes attributable to the Acquired Assets for the taxable period that includes the Closing Date; provided, however, that to the extent a refund or credit against Taxes that gave rise to a payment hereunder is subsequently disallowed or otherwise reduced, Seller shall pay to Buyers the amount of such disallowed or reduced refund or credit against Taxes. The Seller shall remit to Buyer any refund or credit of Taxes, if and when actually received by the Seller, to the extent such refund or credit is of ad valorem property Taxes attributable to the Acquired Assets for the taxable period that includes the Closing Date ; provided, however, that to the extent a refund or credit against Taxes that gave rise to a payment hereunder is subsequently disallowed or otherwise reduced, Buyer shall pay to Seller the amount of such disallowed or reduced refund or credit against Taxes. For purposes of this Section 7.4(d), Seller shall include DP&L after the Restructuring.
(e)    Bonds.

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(i)    Buyers understand that the Bonds were issued as tax-exempt bonds under Section 103 of the Code and that the basis for the federal Income Tax exclusion for interest paid on the Bonds is, among other things, the use of the respective portions of the Facilities that were financed with the Bonds as “solid waste disposal facilities” within the meaning of Section 103(b)(4)(E) of the Internal Revenue Code of 1954, as amended (the “1954 Code”) (or, with respect to certain portions of the Facilities, Section 142(a)(6) of the Code), or as “pollution control facilities,” within the meaning of Section 103(b)(4)(F) of the 1954 Code (such portions being the “Solid Waste Disposal Facilities” and the “Pollution Control Facilities”, respectively).
(ii)    Buyers agree that, until the earlier of (x) with respect to (i) the Series 2006 Bonds, September 1, 2036, (ii) the Series 2015 A Bonds, November 1, 2040, or (iii) the Series 2015 B Bonds, January 1, 2034, as applicable, or (y) the date on which there are no Bonds outstanding that financed the Solid Waste Disposal Facilities or the Pollution Control Facilities, as applicable, Buyers shall provide Seller with written notice not less than 120 days prior to (i) any material change or modification to the Solid Waste Disposal Facilities or the Pollution Control Facilities, (ii) any material suspension or any termination of the operation of the Solid Waste Disposal Facilities or the Pollution Control Facilities, or (iii) any removal or disassembly of the Solid Waste Disposal Facilities or the Pollution Control Facilities, or in each case, any significant component thereof; provided, however, that if any such event described under (i), (ii) or (iii) occurs as a result of an event or circumstance that was not planned by Buyer (for example due to a casualty or emergency) such that providing such notice not less than 120 days prior to such event is not reasonably practicable, Buyer shall provide such notice as soon as reasonably practicable thereafter and shall be deemed to be in compliance with the notice requirements under this Section 7.4(e)(ii). Buyers shall use their commercially reasonable efforts to notify Seller of any material change to the Solid Waste Disposal Facilities or the Pollution Control Facilities or any material suspension or any termination of the operation of the Solid Waste Disposal Facilities or the Pollution Control Facilities due to a casualty event, condemnation or force majeure event within a reasonable time after the occurrence of such change, suspension or termination of operation.
(iii)    Buyers agree to reasonably cooperate with Seller in the event of (1) an audit or other Tax proceeding involving the Bonds or the deductibility or excludability of interest payable thereon by any Governmental Authority, (2) a voluntary request by the Seller to the IRS for a closing agreement, including through the Voluntary Closing Agreement Program (within the meaning of IRS Notice 2008-31), and (3) the issuance of tax-exempt bonds to refinance Seller’s obligations with respect to the Bonds. In each case, Buyers agree to provide in a timely fashion copies of or reasonable access to all documents and papers in its possession or control relating to the Facilities which may be necessary in connection with any of the items in (1), (2), and (3) in this paragraph; provided, however, that Seller shall reimburse Buyers for Buyers’ reasonable costs and out of pocket expenses incurred in performing such obligations and provided further that upon the request of the relevant Buyer, such cooperation shall be conditioned on execution by Buyer(s) and Seller of a confidentiality agreement in form and substance reasonably satisfactory to the affected Buyer(s).

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(iv)    Buyers agree to cooperate with reasonable periodic requests from Seller concerning Buyers’ compliance with this Section 7.4(e).
(f)    The Parties hereby agree that any and all indemnity payments pursuant to this Agreement shall, to the maximum extent permitted by Law, be treated for all Tax purposes by the Parties as an adjustment to the Purchase Price.
Section 7.5    Transfer Tax Exemption Certificates. The Parties shall use commercially reasonable efforts to obtain from any Taxing Authority and to deliver to any other Party any certificate, permit, license, or other document necessary to mitigate, reduce or eliminate any Transfer Taxes (including additions thereto or interest and penalties thereon) that otherwise would be imposed with respect to the transactions contemplated by this Agreement.
Section 7.6    Casualty Loss. If any Acquired Asset is damaged or destroyed by one or more casualty losses after the Execution Date and prior to the Closing Date (a “Casualty Loss”), the Buyers shall provide Seller written notice of such Casualty Loss within five (5) Business Days after the occurrence of such event(s) giving rise to such Casualty Loss, together with the details thereof, including the aggregate cost of restoring such damaged or destroyed Acquired Asset in all such cases to a condition reasonably comparable to its prior condition plus the estimated lost profits reasonably expected to accrue after Closing as a result of the Casualty Loss as estimated by a qualified firm reasonably acceptable to Seller and the Buyers (such costs with respect to any Acquired Asset, the “Restoration Cost”). If the Restoration Cost is greater than seven million five hundred thousand dollars ($7,500,000), then, unless such Casualty Loss is attributable to or arising out of the gross negligence of, or for the direct consequences of the willful misconduct or fraudulent acts of, a Buyer (or its Affiliates), the Buyers may terminate this Agreement within ten (10) Business Days of providing such written notice referred to in the prior sentence to Seller. If the Restoration Cost is less than or equal to seven million five hundred thousand dollars ($7,500,000), the Buyers shall have no right or option to terminate this Agreement; provided, however, that the Buyers shall be entitled to receive all insurance proceeds related to the Casualty Loss; provided further, that the Buyers shall be responsible for all costs associated with making any Claims and attempting to recover any such insurance proceeds.
Section 7.7    Required Regulatory Approvals and Consent Filings.
(a)    General. Each Party shall use commercially reasonable efforts to obtain all Consents, and to give all notices to and make all filings with all Governmental Authorities and third parties that may be or become necessary for its execution and delivery of, and the performance of its obligations under, this Agreement and will cooperate fully with the other Party in promptly seeking to obtain all such Consents, giving such notices, and making such filings.
(b)    Required Regulatory Approvals. Without limiting the generality of the undertakings pursuant to Section 7.7(a) above other than with respect to the Restructuring FERC Approval, each Party shall: (1) use all commercially reasonable efforts to (A) gather and obtain all necessary information to complete the filings, which shall be prepared and filed by Seller and/or the Buyers, as required, seeking the Required Regulatory Approvals; and (B) consult

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with the other Party regarding any such filings, consider and incorporate all reasonable comments (if any) submitted by the other Party or its Representatives; and (2) prior to and during the pendency of any notice and approval or waiting period with respect to such filings, (A) consult with the other Party prior to providing any supplemental information to the applicable Governmental Authority and provide prompt written notice to the other Party of all communications from, and permit the other Party to participate in any substantive discussions or meetings with, the applicable Governmental Authority that reasonably relates to or bears upon such filings, and (B) use reasonable efforts and act in good faith to expedite and obtain the Required Regulatory Approvals. In furtherance and not in limitation of the foregoing, each of the Parties agrees to file all filings required by the FERC, and similar applications with any other applicable Governmental Authority whose approval is required in connection with the consummation of the purchase by Buyers of the Acquired Assets no later than fifteen (15) Business Days following the Execution Date. Each Party agrees that without the prior written consent of the other Party, it will not (1) extend any waiting period or withdraw its respective filings seeking the Required Regulatory Approvals, (2) enter into any agreement with any Governmental Authority agreeing not to consummate the transactions contemplated by this Agreement or (3) to the extent lawful, participate in any meetings with a Governmental Authority regarding the Required Regulatory Approvals without giving the other Party the opportunity to participate.
(c)    Restructuring FERC Approval. DP&L and AES Ohio will continue to use commercially reasonable efforts to obtain the Restructuring FERC Approval and keep the Buyers reasonably informed and provide periodic updates regarding the Restructuring FERC Approval; provided that DP&L and AES Ohio shall have no obligation to consult with the Buyers regarding the Restructuring FERC Approval, consider or incorporate any comments of the Buyers in any filings related to the Restructuring FERC Approval, provide the Buyers an opportunity to review any related filings or communications related thereto, or provide the Buyers an opportunity to consult with or participate in any meetings with FERC or any Governmental Authority regarding the Restructuring FERC Approval.
Section 7.8    Post-Closing Payments. Subject to Section 7.4(d), following the Closing, in the event Seller or any of its Affiliates receives any payment or item related to any Acquired Asset, Seller agrees to promptly remit (or cause to be promptly remitted) such funds or items to the Buyers. Following the Closing, in the event that the Buyers or any Affiliate of the Buyers receives any payment or item related to any Excluded Asset after the Closing, the Buyers agree to promptly remit (or cause to be promptly remitted) such funds or items to Seller. For avoidance of doubt, the Buyers and Seller acknowledge and agree that all Cash and Cash Equivalents of Seller prior to the Closing shall remain the property of Seller and its Affiliates.
Section 7.9    Facility Books and Records. For a period of seven (7) years after the Closing, the Buyers shall: (i) not dispose of the material Facility Books and Records relating to periods prior to the Closing; and (ii) upon reasonable notice, afford Seller and Seller's Representatives reasonable access (including the right to make, at Seller's expense, photocopies), during normal business hours, to such Facility Books and Records for a proper business purpose, subject to customary confidentiality undertaking, provided that, notwithstanding the foregoing, in

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the event of any dispute between the Parties, disclosure shall be governed by applicable rules of evidence.
ARTICLE 8
LIMITED SURVIVAL; INDEMNIFICATION
Section 8.1    Limited Survival.
(a)    Each covenant and agreement contained in this Agreement or in any document delivered pursuant to the Closing which by its terms contemplates performance after the Closing Date, shall survive the Closing and be enforceable until such covenant or agreement has been fully performed.
(b)    All representations and warranties of Seller contained in this Agreement, and covenants to be performed prior to the Closing, shall survive the Closing for a period of twelve (12) months after the Closing Date, after which they shall expire and be of no further force or effect; provided, however, that (i) the representations and warranties contained in Section 5.1 (Organization; Qualification), Section 5.2 (Authority Relative to this Agreement; Enforceability), Section 5.7.(a) (Real Property and Personal Property) and Section 5.11 (Brokerage Fees and Commissions) (collectively, the “Seller Fundamental Representations and Warranties”), and (ii) representations and warranties set forth in Section 5.10 (Tax Matters), in each case shall survive until sixty (60) days following the expiration of the applicable statute of limitations.
(c)    All representations and warranties of the Buyers contained in this Agreement and covenants to be performed prior to the Closing, shall survive the Closing hereunder for a period of twelve (12) months after the Closing Date, after which they shall expire and be of no further force or effect; provided, however, that the representations and warranties in Section 6.1 (Organization and Good Standing), Section 6.2 (Authority Relative to this Agreement; Enforceability) and Section 6.5 (Brokerage Fees and Commissions) (collectively, the “Buyer Fundamental Representations and Warranties”), shall survive until the expiration of the applicable statute of limitations.
Section 8.2    Seller Indemnification Obligation.
(a)    Subject to Section 8.1 and Section 8.4, Seller shall indemnify, defend and hold harmless the Buyers and their respective Representatives (each, a “Buyer Indemnified Party”) from and against all Losses incurred or suffered by any Buyer Indemnified Party resulting from, arising out of or relating to (i) any breach of any representation or warranty as if made on the Closing Date or any breach of any covenant of Seller contained in this Agreement, or any Ancillary Agreement; or (ii) the Excluded Liabilities; provided, that such Buyer Indemnified Party shall have asserted its Claim for indemnification in writing, before the expiration of any applicable survival period in Section 8.1(b).
(b)    Notwithstanding the foregoing, Seller shall have no indemnification obligation for breach of a representation or warranty hereunder if, prior to the Execution Date, Buyers had Knowledge

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of such breach or inaccuracy and did not notify Seller in writing of such breach or inaccuracy prior to the Execution Date; provided, that for purposes of determining whether there has been a breach by Seller of the representations and warranties set forth in Section 5.7, Buyers shall be deemed to have Knowledge of any information relating to the Owned Real Property, Leased Real Property and Other Real Property Interests in their possession as of the Execution Date.

Section 8.3    Buyer Indemnification Obligation. Subject to Section 8.1 and Section 8.4, from and after the Closing Date, the Buyers shall, jointly and severally, indemnify, defend and hold harmless Seller and its Representatives (each, a “Seller Indemnified Party”) from and against all Losses incurred or suffered by any Seller Indemnified Party resulting from, arising out of or relating to (i) any breach of any representation or warranty as if made on the Closing Date or any breach of any covenant of the Buyers contained in this Agreement or any Ancillary Agreement, (ii) Buyers’ allocable share of any Transfer Taxes that are imposed as a result of the transactions contemplated in this Agreement, (iii) any Assumed Liability, or (iv) any and all Environmental Liabilities arising from or relating to the Sites (which for purposes of clarity are not Excluded Liabilities), the Facilities, or any other Acquired Assets (including without limitation with respect to the Buyers’ ownership and operation of such Sites, Facilities or other Acquired Assets whether prior to or after the Closing Date); provided, that such Seller Indemnified Party shall have asserted its Claim for indemnification in writing, before the expiration of any applicable survival period in Section 8.1(c); provided, further, that for the avoidance of doubt the Buyers’ indemnification obligations pursuant to clauses (ii), (iii) and (iv) of this Section 8.3 shall survive the Closing indefinitely. For the avoidance of doubt and in furtherance and not in limitation of the provisions set forth in this Section 8.3, the indemnities set forth in this Section 8.3 shall apply with respect to any Losses related to Environmental Liabilities with respect to the Facilities, irrespective of whether the Environmental Liabilities (and any Claims or violations associated therewith) are alleged to have occurred prior to or subsequent to the Closing Date and no limitations set forth in Section 8.4 shall operate to limit Zimmer Buyer’s or MF Buyer’s indemnification obligation to Seller Indemnified Parties with respect to any such Environmental Liabilities, including without limitation any Claims for indemnification arising under clauses (iii) and (iv) of this Section 8.3 in respect of Losses arising under Environmental Laws (including with respect to any Claims made by employees or contractors of Zimmer Buyer or MF Buyer or any affiliates under or pursuant to applicable worker’s compensation laws or otherwise alleging property damage or personal injury arising from exposure to Hazardous Materials).
Section 8.4    Limitations of Liability. Except in the case of any Claim based on fraud, the indemnification obligations of Seller under Section 8.2 shall be subject to the following limitations:
(a)    no Buyer Indemnified Party shall have any recourse for breaches of representations and warranties of Seller in this Agreement, until the aggregate amount of all Losses incurred by the Buyer Indemnified Parties equals or exceeds one percent (1%) of the Purchase Price, and then only to the extent of such excess (the “Deductible”); provided, however, that the Deductible shall not apply to any Claim based on any breach of a Seller Fundamental Representation and Warranty (other than a breach of the representation and warranty set forth in Section 5.7) or a breach of a representation or warranty set forth in Section 5.10 (Tax Matters);

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(b)    the Liability of Seller as a result of any breaches of representations and warranties of Seller in this Agreement other than the Seller Fundamental Representations and Warranties and any breach of a representation or warranty set forth in Section 5.10 (Tax Matters) shall not exceed in the aggregate eight percent (8%) of the Purchase Price, provided that the aggregate liability of Seller under this Agreement shall in no event exceed the Purchase Price;
(c)    (i) the indemnification provided for in this Article 8 shall be the sole and exclusive remedy following the Closing for any breach of this Agreement and (ii) in calculating amounts payable to an Indemnified Party, the amount of any indemnified Losses shall be determined without duplication of any other Losses for which a Claim has actually been made under any other representation, warranty, covenant, or agreement included herein;
(d)    the amount of any Loss for which indemnification is provided by the Indemnifying Parties under Section 8.2 or Section 8.3 shall be net of (i) any cash Tax benefits actually realized by the Indemnified Parties in respect of the accrual or payment of the indemnified Loss in or prior to the taxable year in which the indemnified Loss was incurred and (ii) any actual insurance proceeds received is respect of such Loss, it being understood and agreed that (1) the Buyer Indemnified Parties shall use their commercially reasonable efforts to seek insurance recoveries in respect of Losses to be indemnified hereunder and (2) if the amount of any Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any Claim, recovery, settlement or payment by, from or against any other entity, then the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof to the date of repayment) shall promptly be repaid by the Indemnified Party to the Indemnifying Party; and
(e)    notwithstanding anything to the contrary contained in this Agreement, no amounts shall be payable as a result of any Claim in respect of a Loss arising under this Agreement for punitive, incidental, indirect, special, consequential or similar damages (including any damages on account of lost profits, loss of revenue, loss of production or diminution in value (based on a multiple of earnings or otherwise) or other damages attributable to business interruption), except in connection with a third party Claim.
Section 8.5    Notice; Duty to Mitigate. Each Indemnified Party shall give written notice to the Indemnifying Parties within a reasonable period of time after becoming aware of any breach by such other Party of any representation, warranty, covenant, agreement or obligation in this Agreement. The Parties shall have a duty to use commercially reasonable efforts to mitigate any Loss in connection with this Agreement.
Section 8.6    Procedure with Respect to Third Party Claims. Subject to Section 7.4 and Section 8.6(e), which shall govern Claims with respect to Taxes, the following provisions shall apply.
(a)    If an Indemnified Party becomes subject to a pending or threatened Claim of a third party and believes it has a Claim against an Indemnifying Party as a result, then such

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Indemnified Party shall notify the Indemnifying Party in writing of the basis for such Claim setting forth the nature of the Claim in reasonable detail, as soon as practical following the time at which the Indemnified Party discovered, or reasonably should have discovered, such Claim. The failure of such Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of liability hereunder except to the extent that the defense of such Claim is materially prejudiced by the failure to give such notice.
(b)    If any proceeding is brought by a third party against such Indemnified Party and such Indemnified Party gives notice to the Indemnifying Party pursuant to this Section 8.6, the Indemnifying Party shall be entitled to participate in such proceeding and, to the extent that it wishes, to assume the defense of such proceeding (with counsel reasonably satisfactory to the Indemnified Party), if the Indemnifying Party provides written notice to such Indemnified Party within thirty (30) days that the Indemnifying Party intends to undertake such defense and provided that (1) the potential liability of such Claim does not exceed the maximum liability of the Indemnifying Party hereunder and (2) doing so would not create a conflict of interest between the Indemnified Party and the Indemnifying Party. The Indemnified Party shall, in its sole discretion, have the right to employ separate counsel in any such Action and to participate in the defense thereof, and the reasonable fees and expenses of such counsel shall be paid by such Indemnified Party. The Indemnifying Party may not settle any Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld.
(c)    If notice is given to the Indemnifying Party by the Indemnified Party of the commencement of any third party legal proceeding and the Indemnifying Party does not, within thirty (30) days after receiving such notice, give notice to the Indemnified Party of its election to assume the defense of such legal proceeding (or the Indemnifying Party is not permitted to assume the defense under Section 8.6(b)), then such Indemnified Party shall (upon notice to the Indemnifying Party) have the right to undertake the defense or compromise of such Claim; provided, that (i) the Indemnified Party cannot settle any Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, and (ii) the Indemnifying Party shall reimburse the Indemnified Party for the costs of defending against such third party Claim (including reasonable attorneys’ fees and expenses) to the extent it is determined that such Indemnifying Party is liable under this Agreement with respect to such third party Claim. The Indemnifying Party may elect to participate in such legal proceedings, negotiations or defense at any time at its own expense.
(d)    Notwithstanding anything else contained in this Agreement, if the facts giving rise to the right of indemnification under clauses (iii) or (iv) of Section 8.3 involve any actual or threatened Claim or demand by any third party against any Seller Indemnified Parties in connection with any Environmental Liabilities (“ThirdParty Environmental Claim”), the Buyers shall at their own expense undertake full responsibility for the defense of such Third-Party Environmental Claim and, subject to their indemnification obligations to Seller Indemnified Parties hereunder, may contest or settle it on such terms as they may choose. If the Buyers fail to take full responsibility for the defense of any such Third-Party Environmental Claim, (i) Seller Indemnified Parties will be entitled to defend or prosecute such Third-Party Environmental Claim with counsel of their own choice reasonably acceptable to the Buyers (the

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reasonable fees and costs of such defense being indemnified under this Article 8), (ii) the Buyers at their own expense may nevertheless participate with the Seller Indemnified Parties in the defense of such Third-Party Environmental Claim and any settlement negotiations with respect thereto, and (iii) Seller Indemnified Parties may settle the Third-Party Environmental Claim on such terms as they may choose, with the reasonable consent of Buyers. A Seller Indemnified Party’s defense or participation in a Third-Party Environmental Claim will not in any manner relieve the Buyers of their obligations to indemnify Seller Indemnified Parties under this Article 8 with respect to Environmental Liabilities.
(e)    Notwithstanding anything else contained in this Agreement, with respect to a Claim with respect to Taxes, each Buyer, on the one hand, and Seller, on the other hand shall notify the other within ten (10) days of the receipt by any Buyer or Seller (or any of their Affiliates), as applicable, of notice of any inquiries, Claims, assessments, audits or similar events with respect to property Taxes attributable to any Acquired Asset (a “Tax Claim”) for which Seller may be liable to a Buyer Indemnified Party pursuant to Article 8 of this Agreement; provided, however, no failure or delay in providing notice of a Tax Claim shall reduce or otherwise affect the obligation of the Indemnifying Party hereunder except to the extent the Indemnified Party is materially prejudiced thereby. Seller shall only have the right to control a Tax Claim if (A) it relates to a taxable year or other taxable period that ends on or prior to the Closing Date and (B) such Taxes are imposed on Seller, provided that Seller delivers a notice of its intent to control such Tax Claim reasonably promptly after receiving notice thereof. Seller shall not consent to any settlement or compromise of any Tax Claim controlled by Seller to the extent such settlement or compromise would reasonably be expected to adversely impact the relevant Buyer with respect to the Acquired Assets purchased by such Buyer without written consent of the relevant Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. The relevant Buyer shall have the right to control all other Tax Claims. Seller, at its own expense, shall be entitled to participate in any Tax Claim with respect to Taxes for any taxable period beginning on or before and ending after the Closing Date, or for any taxable period ending on or before the Closing Date if Seller did not choose to control the contest of such Tax Claim pursuant to this Section 8.6(d), and the relevant Buyer shall not consent to any settlement or compromise of any such Tax Claim controlled by such Buyer to the extent such settlement or compromise could reasonably be expected to adversely impact Seller without written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, Seller shall have the sole right to control any inquires, claims, assessments, audits or similar events with respect to Taxes other than property Taxes attributable to any Acquired Asset for periods (or portions thereof) ending on or prior to the Closing Date.
(f)    Sections 8.6(a) through (e) apply only to indemnification relating to third party Claims. A Party may assert an indemnity Claim not related to a third party Claim by providing notice to the other Party within the applicable time periods set forth in Section 8.1(b) and Section 8.1(c), respectively.
Section 8.7    “As Is” Sale. IT IS THE EXPLICIT UNDERSTANDING OF EACH PARTY THAT NOTHING IN THIS AGREEMENT SHALL IMPLY OR BE CONSTRUED TO

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MEAN THAT SELLER HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS, IMPLIED, AT COMMON LAW, STATUTORY OR OTHERWISE, EXCEPT FOR THE REPRESENTATIONS OR WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, AND IT IS FURTHER UNDERSTOOD BY THE PARTIES THAT, EXCEPT AS SET FORTH IN THIS AGREEMENT, BUYERS ARE PURCHASING THE ACQUIRED ASSETS AND ASSUMING THE ASSUMED LIABILITIES “AS IS,” “WHERE IS” AND “WITH ALL FAULTS.” WITHOUT LIMITING THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, STATUTORY, OR OTHERWISE, RELATING TO THE CONDITION, VALUE OR QUALITY OF THE ACQUIRED ASSETS (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), AND SELLER MAKES NO REPRESENTATION OR WARRANTY TO BUYERS WITH RESPECT TO ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE ACQUIRED ASSETS OR THE PROSPECTS, RISKS OR OTHER INCIDENTS OF OWNERSHIP THEREOF. EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLER MAKES NO, AND SPECIFICALLY NEGATES AND DISCLAIMS ANY, WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER WHATSOEVER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, AS TO, CONCERNING OR WITH RESPECT TO THE SITES OR THE FACILITIES. THE FOREGOING IS NOT INTENDED TO LIMIT FRAUD CLAIMS.
Section 8.8    Release. If the Closing occurs, effective as of the Closing, each Buyer, on behalf of itself and its respective Affiliates, Representatives, direct and indirect parent companies, managers, officers and directors, and each of their respective successors and assigns (each a “Releasor”), except as set forth in this Agreement or any Ancillary Agreement, hereby releases, waives, acquits and forever discharges, to the fullest extent permitted by Law, Seller, and its respective past, present and future Affiliates, Representatives, direct and indirect parent companies, managers, officers and directors of, from and against any and all Actions, causes of action, Claims, demands, damages, judgments, Liabilities, debts, dues and suits of every kind, nature and description whatsoever, arising directly or indirectly out of the Assumed Liabilities, the Acquired Assets and the Business (as presently or formerly conducted), which such Releasor ever had, now has or may have on or by reason of any matter, cause or thing whatsoever on, prior to or after the Closing Date under any applicable Environmental Law, including CERCLA or similar international, foreign, federal, regional or state Law, whether or not in existence on the Execution Date.

ARTICLE 9
TERMINATION
Section 9.1    Methods of Termination.
(a)    This Agreement may be terminated by either the Buyers or Seller on notice to the other Party as follows:
(i)    if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other Action

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(including the failure to have taken an Action) which, in either such case, has become final and non‑appealable and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise preventing or prohibiting consummation of such transactions; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(a) shall not be available to a Party if its failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the final and non‑appealable Action of such Governmental Authority (including the failure to have taken an Action) that has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise preventing or prohibiting consummation of such transactions;
(ii)    if the Closing shall not have occurred on or before the date that is twelve (12) months following the Execution Date (which date may be extended by any Party, by notice to the other Party, for one additional six (6) month period if applicable Governmental Authority approvals have not been obtained by the date that is twelve (12) months after the Execution Date) (such date, the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(a) shall not be available to a Party if its failure to fulfill, or its delay in fulfilling, any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Outside Date; or
(iii)    in the event of a material breach of any representation, warranty, covenant or agreement contained in this Agreement by the other Party, which breach would cause the failure of a closing condition hereunder and remains uncured thirty (30) days following written notice by the non-breaching Party to the breaching Party; provided, however, that the breaching Party shall be entitled to an extension to cure such breach to the Outside Date if it is reasonably capable of being cured by such date and the breaching Party is attempting in good faith to pursue the cure; or
(iv)    by mutual written consent of the Buyers and Seller.
(b)    This Agreement may be terminated by the Buyers if a material Casualty Loss has occurred pursuant to and in accordance with Section 7.6 hereof.
Section 9.2    Effect of Termination. If this Agreement is terminated as provided in Section 9.1, all filings, applications and other submissions made to any Governmental Authority with respect to the transactions contemplated by this Agreement and the Ancillary Agreements (other than any filings, applications and other submissions made by Seller that do not involve the Buyers) shall, to the extent practicable, be withdrawn from the Governmental Authority to which they were made; and except for Section 7.3 (Public Statements) and Article 10 (Miscellaneous Provisions), pursuant to which the relevant Parties shall continue to be bound, no Party shall have any further obligation hereunder; provided, however, each Party shall continue to be liable for any breach by such Party prior to the termination of this Agreement of any representation, warranty, covenant or agreement of such Party in this Agreement.
Section 9.3    Specific Performance. Notwithstanding anything in this Agreement to the contrary, the Parties agree that irreparable damage for which monetary damages, even if available,

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would not be an adequate remedy, would occur in the event that the provisions of this Agreement were not performed by a Party in accordance with its specific terms, and that any remedy at law for any breach of the provisions of this Agreement would be inadequate for the other Party. Without limiting or waiving in any respect any of the other rights or remedies of a Party as set forth in this Agreement, a Party shall be entitled to seek specific performance of the obligations to be performed by the other Party in accordance with the provisions of this Agreement, and to seek an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court set forth in Section 10.6(b), without the need to post a bond or other security.
ARTICLE 10
MISCELLANEOUS PROVISIONS
Section 10.1    Amendment and Waivers. No amendment, modification or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyers and Seller. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of a Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.
Section 10.2    Notices. A Party may send any notice or other communication hereunder to the intended recipient at the address set forth below using the following means: facsimile transmission, personal delivery, messenger service, nationally recognized overnight delivery service, registered or certified mail, and such notices or other communications shall be deemed received on the date delivered. Notices shall be sent as follows:
If to Zimmer Buyer or MF Buyer, to:
Dynegy Zimmer, LLC
Dynegy Miami Fort, LLC
Attn: Carolyn Burke, EVP Strategic Development
601 Travis St., Suite 1400
Houston, Texas 77002
Email: Carolyn.burke@dynegy.com
with a copy (which shall not constitute notice) to:
Dynegy Zimmer, LLC
Dynegy Miami Fort, LLC
Attn: Ain Vale
601 Travis St., Suite 1400
Houston, Texas 77002
Email: ain.vale@dynegy.com
and
Dynegy Zimmer, LLC
Dynegy Miami Fort, LLC

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Attn: Catherine James, General Counsel
601 Travis St., Suite 1400
Houston, Texas 77002
Email: Catherine.james@dynegy.com
If to Seller, to:
The Dayton Power and Light Company /AES Ohio Generation, LLC
1065 Woodman Drive
Dayton, Ohio 45432
Email: brian.hylander@aes.com
with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Email: david.kurzweil@lw.com
A Party may change the address to which notices, requests, demands, Claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.
Section 10.3    Assignment; No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party; provided, that the Buyers may assign any of their respective rights hereunder to an Affiliate. This Agreement is not intended to confer upon any other Person except the Parties hereto any rights or remedies hereunder. Without limiting the generality of the foregoing, no provision of this Agreement shall confer any rights or remedies upon any Person, other than the Parties hereto and their respective successors and assigns.
Section 10.4    Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
Section 10.5    Entire Agreement. This Agreement, together with all exhibits and schedules hereto and all other documents and instruments delivered in connection herewith, including the Ancillary Agreements, constitute the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.
Section 10.6    Governing Law; Jurisdiction.
(a)    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES

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OR PRINCIPLES THEREOF THAT WOULD REQUIRE THE APPLICATION OF THE RULES OF ANOTHER JURISDICTION.
(b)    Exclusive Jurisdiction. Any Action arising out of or relating to this Agreement shall be heard and determined exclusively in any federal or state court located in the Borough of Manhattan, County of New York in the State of New York. Consistent with the preceding sentence, the Parties hereby irrevocably submit and consent to the exclusive jurisdiction of any federal or state court located in the Borough of Manhattan, County of New York in the State of New York and irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any Claim that it is not subject personally to the jurisdiction of the above-named courts, that the Action is brought in an inconvenient forum, that the venue is improper or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.
(c)    Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. THE AGREEMENT OF EACH PARTY TO WAIVE ITS RIGHT TO A JURY TRIAL WILL BE BINDING ON ITS SUCCESSORS AND ASSIGNS AND WILL SURVIVE THE TERMINATION OF THIS AGREEMENT.
Section 10.7    No Construction Against Drafting Party. The language used in this Agreement is the product of the Parties’ efforts and each Party hereby irrevocably waives the benefits of any rule of contract construction that disfavors the drafter of a contract or the drafter of specific words in a contract.
Section 10.8    Severability. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision. Upon such determination that any term or other provision is unenforceable or invalid, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a legally acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section 10.9    Cumulative Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a Party will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. Except as otherwise provided in this Agreement, the exercise by a Party of any one remedy will not preclude the exercise by it of any other remedy.
Section 10.10    Expenses. Except as otherwise provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each Party will pay its own costs and expenses incurred in connection with the negotiation, execution and Closing of this Agreement and the sale of the Acquired Assets (including all fees and expenses of counsel, financial advisors and accountants).

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Section 10.11    Bulk Sales Laws. The Buyers and Seller each hereby waive compliance by Seller with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

DYNEGY ZIMMER, LLC By: Name: Title:
DYNEGY MIAMI FORT, LLC By: Name: Title:

THE DAYTON POWER AND LIGHT COMPANY

By:     ____________________________________
Name:
Title:

AES OHIO GENERATION, LLC

By:     ____________________________________
Name:
Title: